Exhibit 99.1

Notice of Annual General Meeting

of Ferguson plc and Governance Disclosures

Wednesday November 30, 2022

at 3 p.m. (U.K. time) to be held at the offices of Freshfields Bruckhaus Deringer, 100 Bishopsgate, London, EC2P 2SR, United Kingdom

This document is important and requires your immediate attention.

If you are in any doubt as to any aspect of the proposals referred to in this document or as to the action you should take, you should consult your own stockbroker, bank manager, solicitor or accountant or other independent professional adviser.

If you have sold or otherwise transferred all of your shares in Ferguson plc, you should pass this Notice of Annual General Meeting and the accompanying documents to the purchaser or transferee, or to the person who arranged the sale or transfer so that they can pass these documents on to the person who now owns the shares.

A Proxy Form for use at the Annual General Meeting is enclosed with this Notice. To be valid, Proxy Forms must be completed and returned in accordance with the instructions printed thereon so as to be received by the Company’s Registrar, Computershare Trust Company N.A. (the “Company’s Registrar”), as soon as possible and in any event not later than November 28, 2022 at 3 p.m. (U.K. time), being 48 hours before the time appointed for holding the Annual General Meeting.

This document should be read as a whole. Your attention is drawn to the letter from the Chairman, which is set out on page 3 of this document and which recommends that you vote in favor of the Resolutions to be proposed at the Annual General Meeting. The Resolutions will be voted on by way of poll.

FERGUSON PLC

FISCAL YEAR 2022 ANNUAL DOCUMENTS

As a result of the transfer of our listing category from Premium to Standard Listing on the Official List of the Financial Conduct Authority which became effective on May 12, 2022, the fiscal year 2022 disclosures are different from those in previous years. In place of the Annual Report and Accounts and Notice of Meeting, this year you are receiving this Notice of Meeting including governance disclosures and the Annual Report, which includes our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). Our ESG Report, along with these documents, is also available on our website. Set out below is an aid to assist with the reading of those documents and to assist you in locating information and disclosures similar to those which we have provided to you historically.

2021 Disclosure	2022 Disclosure

Strategic Report	See Annual Report for information about the Company and CEO review (at pages I to VII and VIII to IX)	See ESG Report for sustainability information	See Form 10-K within the Annual Report for Risk Factors (at pages 8 to 28)

Governance	See this document for Chairman’s Letter and certain corporate governance statement disclosures (on pages 3 and 14 to 18)	See Form 10-K within the Annual Report for compensation information (U.S. regulations) (on pages 96 to 104)	See this document for additional voluntary compensation disclosures (on pages 19 to 24)

Financials	See Form 10-K within the Annual Report for the consolidated financial statements prepared under U.S. GAAP (at pages 50 to 87)

2	Ferguson plc
Notice of Annual General Meeting November 2022

October 27, 2022

Letter to Shareholders from your Chairman

Dear Shareholder,

On behalf of the Ferguson plc Board of Directors (the “Board”), you are cordially invited to attend the Annual General Meeting of Shareholders on Wednesday, November 30, 2022 (the “2022 AGM”). Further details about the 2022 AGM and voting can be found on pages 25 to 27. You are encouraged to appoint the Chairman of the 2022 AGM as your proxy. This ensures that your vote will be counted if you are not able to attend this meeting. Your vote matters.

Fiscal year 2022 performance: Fiscal year 2022 was an excellent year for Ferguson despite inflation and global supply chain disruption. We delivered record financial results under the leadership of CEO Kevin Murphy and his team. Net sales grew by 25.3 percent to $28.6b (fiscal year 2021: $22.8b) as core strengths drove market share gains. We continued to focus on pricing discipline, cost control, and technology-driven productivity gains that enabled us to drive operating leverage through the year. Earnings growth outpaced revenue growth with adjusted operating profit* of $2,951m increasing 41.1 percent year over year. Adjusted earnings per share* on a diluted basis was $9.76 (fiscal year 2021: $6.75) reflecting an increase of 44.6 percent due to the strength of profit performance through the year and the lower share count from share repurchases. During the year, we invested in inventory to ensure product availability for our customers in a period of supply chain disruption and to support increased sales. Our balance sheet remains strong with net debt to adjusted EBITDA* of 1.0 times as of July 31, 2022. We are proud of our performance and are well positioned for the year ahead.

Dividend: At the 2022 AGM, shareholders are being asked to approve a final dividend of $1.91 per ordinary share for the fiscal year ended July 31, 2022. If approved, this will be paid on December 8, 2022 to shareholders who were on the register of members of the Company at 8 p.m. (ET) on October 28, 2022. As noted in the fiscal year 2022 Earnings Release announcement dated September 27, 2022, shareholders have been advised that future dividends (if any) will be paid on a quarterly basis as interim dividends in line with U.S. market practice.

Reflections on fiscal year 2022: Following the Company’s General Meeting held in March 2022, we transitioned our primary listing from the London Stock Exchange (“LSE”) to the New York Stock Exchange (“NYSE”) on May 12, 2022. As a result of the transfer of the Company’s U.K. listing from Premium to Standard, we are no longer a FTSE 100 company. This transition aligned our listing structure with the geographic location of our operations, management team and associates. It also provides Ferguson with access to the larger pool of U.S domestic capital, positioning us well for future growth. We are continuing on a path of transition towards inclusion in a U.S. index and the governance expectations and requirements to which a U.S.-listed domestic filer is expected to adhere. This is the first year in which you will not receive a U.K. style Annual Report and Accounts and instead you will receive a U.S. style Annual Report, which includes our Annual Report on Form 10-K filed with the SEC. To adhere to our continuing U.K. Standard Listing obligations, we have provided you with the required corporate governance disclosures in this document as well as some additional voluntary corporate governance and executive compensation disclosures.

Transition to U.S. governance practices: Following the changes in the year, a full review of our governance framework (including the schedule of matters reserved for the Board, Committee terms of reference, our Corporate Governance Guidelines and our policies and procedures) was undertaken. We now have a framework of documents which hold us in good stead as we continue the transition to the requirements of a U.S.-listed domestic filer, while also ensuring we follow the requirements of a U.K. Standard-listed company incorporated in Jersey. Our current governance documents are available on the Company’s website at www.fergusonplc.com.

Each year, we undertake a review of the composition of our Board and its Committees to ensure that your Board is diverse in its experiences, perspectives and skills necessary to position the Company for the future. We consider how to further enhance the Board’s efficiency and productivity and how to align the work of those Committees during the transition. We also review our governance processes to ensure that they are sound and allow us to carry out our responsibilities effectively. As we transition towards being a U.S.-listed domestic filer, the names of two of the Committees have been updated; we now have a Compensation Committee (formerly known as the Remuneration Committee) and a Nominations & Governance Committee (formerly known as the Nominations Committee). Alan Murray became the Nominations & Governance Committee Chairperson effective August 1, 2022. In addition, and subject to re-election, the Committee Chairpersons for the Audit Committee and Compensation Committee will change immediately following the 2022 AGM to Suzanne Wood and Kelly Baker, respectively. Jacky Simmonds will step down as a Non-Executive Director at the 2022 AGM. Jacky has made a significant contribution to the Board over the last nine years, and we wish her well for the future. Full details of the Committees and their membership can be found on pages 16 and 17.

2022 AGM business: The business to be considered at the 2022 AGM is set out in the Notice of Annual General Meeting (the “Notice”), which you can find on pages 4 and 5 of this document. Your Board considers that all of the resolutions set out in the Notice (the “Resolutions”) are in the best interests of shareholders as a whole. Accordingly, the Directors unanimously recommend that you vote in favor of the Resolutions as they intend to do in respect of their own shareholdings. In addition to our usual annual resolutions, shareholders are also being asked to approve:

(1)

a new equity plan for Non-Executive Directors (“NEDs”). It is common U.S. practice for NEDs to receive equity as part of their compensation. The introduction of this plan would bring our NEDs’ compensation in line with U.S. market practice. The current intention would be to award shares under this plan in December 2022. In fiscal year 2023, if the NED Share Plan is approved by shareholders, the grant value of the award for each NED would be $60,000; and

(2)

new articles of association of the Company. The articles of association have been updated to align with U.S. practice, the requirements of a U.K. Standard-listed company and current Jersey law requirements, while also providing for closer adherence to a U.S. regulatory environment and best practices of a U.S. domestic company.

I do hope that you will be able to attend our 2022 AGM and I look forward to seeing as many of you as possible.

Yours sincerely

Geoff Drabble
Chairman

*	This is a non-GAAP measure. See pages X to XII and pages 42 to 44 in the Annual Report for more information and a reconciliation of the non-GAAP measure to the most comparable U.S. GAAP measure.

Ferguson plc 1020 Eskdale Road, Winnersh Triangle, Wokingham, RG41 5TS

Tel +44 118 927 3800 www.fergusonplc.com

Registered in Jersey, Company No. 128484. Registered office: 13 Castle Street, St Helier, Jersey JE1 1ES, Channel Islands

Registered in the UK as Ferguson Group Holdings, UK Establishment No. BR021199

3	Ferguson plc
Notice of Annual General Meeting November 2022

Notice of Annual General Meeting

Notice is hereby given that the 2022 Annual General Meeting (the “AGM”) of Ferguson plc (the “Company”) will be held at the offices of Freshfields Bruckhaus Deringer, 100 Bishopsgate, London, EC2P 2SR, United Kingdom at 3 p.m. (U.K. time) on November 30, 2022.

Resolutions 1 to 8 (inclusive) are proposed as ordinary resolutions, which means that for each of those Resolutions to be passed, more than half the votes cast must be cast in favor of the Resolution. Resolutions 9 to 12 (inclusive) are proposed as special resolutions, which means that for each of those Resolutions to be passed, at least three-quarters of the votes cast must be cast in favor of the Resolution.

Ordinary Resolutions

Resolution 1

To receive the Company’s Annual Accounts and Auditors’ Report for the fiscal year ended July 31, 2022.

Resolution 2

To declare a final dividend of $1.91 per ordinary share for the fiscal year ended July 31, 2022.

Resolutions 3.1 to 3.10

3.1	To re-elect Ms. Kelly Baker as a Director of the Company.

3.2	To re-elect Mr. Bill Brundage as a Director of the Company.

3.3	To re-elect Mr. Geoff Drabble as a Director of the Company.

3.4	To re-elect Ms. Catherine Halligan as a Director of the Company.

3.5	To re-elect Mr. Brian May as a Director of the Company.

3.6	To re-elect Mr. Kevin Murphy as a Director of the Company.

3.7	To re-elect Mr. Alan Murray as a Director of the Company.

3.8	To re-elect Mr. Tom Schmitt as a Director of the Company.

3.9	To re-elect Dr. Nadia Shouraboura as a Director of the Company.

3.10	To re-elect Ms. Suzanne Wood as a Director of the Company.

Resolution 4

To reappoint Deloitte LLP as the Company’s statutory auditor under Jersey law until the conclusion of the next Annual General Meeting of the Company.

Resolution 5

To authorize the Audit Committee on behalf of the Directors to agree the remuneration of the Company’s statutory auditor under Jersey law.

Resolution 6

That, in the event that Resolution 12, which proposes the adoption of the articles of association produced to the AGM as the proposed new articles of association of the Company (the “New Articles”), is not passed, the Company, and any company which is or becomes its subsidiary at any time during the period to which this Resolution relates, be and are hereby generally authorized pursuant to Articles 212 and 213 of the articles of association of the Company (the “Articles”) during the period commencing on the date of this Resolution and ending on the date of the Company’s next Annual General Meeting, to:

6.1	make political donations to political parties and/or independent election candidates;

6.2	make political donations to political organizations other than political parties; and

6.3

incur political expenditure, provided that in each case any such donations and expenditure made by the Company or by any such subsidiary shall not exceed £100,000 per company and together with those made by any such subsidiary and the Company shall not exceed in aggregate £100,000.

Resolution 7

To renew the power conferred on the Directors pursuant to Article 12 of the articles of association of the Company (the “Articles”) or the articles of association produced to the AGM as the new articles of association of the Company (the “New Articles”) (as applicable) to allot or sell Equity Securities (as defined in the Articles or the New Articles (as applicable)), and for that purpose, the Authorised Allotment Amount (as defined in the Articles or the New Articles (as applicable)) shall be an aggregate nominal amount of up to £6,948,354 and in addition the Authorised Allotment Amount shall be increased by an aggregate nominal amount of up to £6,948,354 provided that the Directors’ power in respect of such latter amount may only be used in connection with a pre-emptive issue (as defined in the Articles or the New Articles (as applicable)). This authority shall, unless previously revoked or varied, expire at the conclusion of the Company’s next Annual General Meeting (or, if earlier, at the close of business on the date which is 15 months after the date of the passing of this Resolution) save that the Directors may, before such expiry, make offers or agreements (whether or not conditional) within the terms of this authority which would or might require Equity Securities to be allotted or sold after such expiry, and the Directors may allot or sell Equity Securities pursuant to such offers or agreements as if the authority conferred on them hereby had not expired.

Resolution 8

That:

8.1

the Ferguson Non-Employee Director Incentive Plan 2022 (the “NED Share Plan”), a copy of the rules of which has been produced to the AGM and summary of the principal terms of which are set out in the summary on pages 8 and 9 of this document, be and is hereby approved and established;

8.2	the Directors be and are hereby authorized to do all such acts and things as may be necessary to establish and give effect to the NED Share Plan;

8.3

the Directors (or a duly authorized committee of two or more Directors designated by the Board) be and are hereby authorized to establish special rules, sub-plans, guidelines, and provisions to the NED Share Plan to take account of local tax, exchange control or securities laws in overseas territories, provided that any awards made under any such schedules or further plans are treated as counting against the limits on individual and overall participation in the NED Share Plan; and

8.4

the maximum aggregate number of shares which may be issued or used for reference purposes or with respect to which awards may be granted under the NED Share Plan shall be 250,000 ordinary shares in the capital of the Company, subject to adjustment from time to time pursuant to the rules of the NED Share Plan.

4	Ferguson plc
Notice of Annual General Meeting November 2022

Notice of Annual General Meeting (continued)

Special Resolutions

Resolution 9

That, subject to and conditional upon the passing of Resolution 7, the Directors be empowered pursuant to Article 12.4 of the articles of association of the Company (the “Articles”) or the articles of association produced to the AGM as the new articles of association of the Company (the “New Articles”) (as applicable) to allot or sell Equity Securities (as defined in the Articles or the New Articles (as applicable)) wholly for cash as if Article 13 of the Articles or the New Articles (as applicable) (Pre-Emptive rights) did not apply and for the purposes of paragraph (b) of Article 12.4 of the Articles or the New Articles (as applicable), the Non-Pre-Emptive Amount (as defined in the Articles or the New Articles (as applicable)) shall be an aggregate nominal value of up to £1,042,253. This authority shall, unless previously revoked or varied, expire at the conclusion of the Company’s next Annual General Meeting (or, if earlier, at the close of business on the date which is 15 months after the date of the passing of this Resolution), save that the Directors may before such expiry make offers or agreements (whether or not conditional) within the terms of this authority which would or might require Equity Securities to be allotted or sold after such expiry and the Directors may allot or sell Equity Securities pursuant to such offers or agreements as if the authority conferred on them hereby had not expired.

Resolution 10

That, subject to and conditional upon the passing of Resolution 7, in addition to any authority granted under Resolution 9, the Directors be empowered to allot Equity Securities (as defined in the articles of association of the Company (the “Articles”) or the articles of association produced to the AGM as the new articles of association of the Company (the “New Articles”) (as applicable) wholly for cash and/or to sell Equity Securities held by the Company as treasury shares wholly for cash under the authority given by Resolution 7 as if Article 13 of the Articles or the New Articles (as applicable) (Pre-emptive rights) did not apply to any such allotment or sale, such authority to be:

10.1	limited to the allotment and/or sale of Equity Securities wholly for cash up to an aggregate nominal amount of £1,042,253; and

10.2

used only for the purposes of financing (or refinancing, if the authority is to be used within six months after the original transaction) a transaction which the Directors determine to be an acquisition or other capital investment of a kind contemplated by the Statement of Principles on Disapplying Pre-Emption Rights most recently published by the Pre-Emption Group prior to the date of this Notice.

This authority shall, unless previously revoked or varied, expire at the conclusion of the Company’s next Annual General Meeting (or, if earlier, at the close of business on the date which is 15 months after the date of the passing of this Resolution), save that the Directors may before such expiry make offers or agreements (whether or not conditional) within the terms of this authority which would or might require Equity Securities to be allotted or sold after such expiry and the Directors may allot or sell Equity Securities pursuant to such offers or agreements as if the authority conferred on them hereby had not expired.

Resolution 11

That, pursuant to Article 57 of the Companies (Jersey) Law 1991, the Company be and is hereby generally and unconditionally authorized to make market purchases of its ordinary shares, provided that:

11.1	the maximum number of ordinary shares hereby authorized to be purchased is 20,845,062 ordinary shares;

11.2	the minimum price (exclusive of expenses) which may be paid for each ordinary share shall not be less than the nominal value of such ordinary share;

11.3

the maximum price (exclusive of expenses) which may be paid for each ordinary share is an amount equal to the higher of the price of the last independent trade of an ordinary share and the highest current independent bid for an ordinary share on the trading venue where the purchase is carried out;

11.4	the power hereby granted shall expire at the conclusion of the Company’s next Annual General Meeting or 18 months from the date of the passing of this Resolution (whichever is earlier);

11.5	a contract to purchase shares under this authority may be made prior to the expiry of this authority and concluded in whole or in part after the expiry of this authority; and

11.6	pursuant to Article 58A of the Companies (Jersey) Law 1991, the Company may hold as treasury shares any ordinary shares purchased pursuant to the authority conferred in this Resolution.

Resolution 12

That, with effect from the conclusion of the AGM the articles of association of the Company produced to the AGM, and initialed by the Chairman for the purposes of identification, be adopted as the articles of association of the Company in substitution for, and to the exclusion of, the existing articles of association of the Company.

By order of the Board

Graham Middlemiss
Company Secretary
October 27, 2022

Ferguson plc

Registered No. 128484, Jersey

Registered in the U.K. as Ferguson Group Holdings,

U.K. Establishment No. BR021199

Corporate Headquarters:

1020 Eskdale Road

Winnersh Triangle

Wokingham, RG41 5TS

Registered Office:

13 Castle Street

St Helier

Jersey, JE1 1ES

Channel Islands

5	Ferguson plc
Notice of Annual General Meeting November 2022

Explanatory notes

The following explanatory notes provide further detail about the Resolutions proposed at this AGM. In these explanatory notes, please note that the articles of association of the Company are defined as the “Articles” and the articles of association produced to the AGM as the proposed new articles of association of the Company are defined as the “New Articles”.

Resolution 1 – Annual Accounts and Auditors’ Report

The Directors are required to present to shareholders the Company’s Annual Accounts and Auditors’ Report for the fiscal year 2022 at the AGM. In accordance with the Articles, summary financial statements have been provided to shareholders on the register as at October 7, 2022. The summary financial statements can be located within the Annual Report on pages 50 to 87.

Resolution 2 – Final Dividend

The Board is recommending a final dividend for the fiscal year ended July 31, 2022 of $1.91 per ordinary share which can only be paid after the shareholders at a general meeting have approved it. If approved at the AGM, the final dividend will be paid on December 8, 2022 to shareholders on the register of members of the Company at 8 p.m. (ET) on October 28, 2022.

Following the additional U.S. listing of the Company’s ordinary shares on the NYSE in March 2021, the default payment currency for dividends is U.S. dollars. Shareholders who were on the register as at close of business on March 5, 2021 with no alternative currency election in place were defaulted to receive dividends in pounds sterling. Shareholders who were not on the register before close of business on March 5, 2021 may elect to receive dividends in pounds sterling. The pound sterling amount to be paid in respect of the final dividend will be announced on November 21, 2022 and will be calculated using the London 12 p.m. Bloomberg fixing rate on November 18, 2022. Shareholders who wish to elect to receive the final dividend in pounds sterling (or wish to amend an existing election), will need to submit a completed application form to the Company’s Registrar. The Company’s Registrar must receive this by no later than 5 p.m. (ET) on November 11, 2022 otherwise any such election will only apply to subsequent dividends. If you wish to make an election, please go to Computershare’s Investor Center and return the completed form to the address located in the upper-right corner of the form. This form is available at www-us.computershare. com/investor/#home and by navigating to Company Info > FERG > GBP Dividend Election and Mandate Form. Alternatively, please contact the Company’s Registrar whose contact details can be found on the back page of this document.

Resolutions 3.1 to 3.10 – Re-election of Directors

In accordance with the Company’s usual practice, all members of the Board will stand for re-election with the exception of Jacqueline Simmonds who will step down at the AGM. These re-elections are proposed through separate Resolutions 3.1 to 3.10 (inclusive). Following the 2022 Board and Committee effectiveness review, the Chairman and the Board consider that the performance of each of the Directors continues to be effective and that each Director demonstrates commitment to the role, has sufficient time to meet his or her commitment to the Company and has individual skills and experience which are relevant and beneficial to support the Board in fulfilling its duties. A summary of the skills and experience of each of the Directors is set out on pages 12 and 13 of this document.

Resolutions 4 and 5 – Reappointment and Remuneration of Statutory Auditors

The Company is required to appoint a statutory auditor at each general meeting at which accounts are presented to shareholders. Resolution 4, which is recommended by the Audit Committee, proposes that Deloitte LLP be appointed as the Company’s statutory auditor until the conclusion of the Company’s next Annual General Meeting. It is normal practice for a company’s directors to be authorized to determine the level of the statutory auditors’ remuneration for the following year. Resolution 5 proposes to give such authority to the Audit Committee on behalf of the Directors.

Resolution 6 – Political Donations

This Resolution will only come into effect if Resolution 12 is not passed (and the New Articles are not adopted with effect from the conclusion of the AGM). The New Articles include updates to align with U.S. governance practices and remove the restriction regarding making political donations. However, the Company’s practice of not making any political donations remains the same (whether or not the New Articles are adopted) and going forward the Company will act in accordance with its newly approved Lobbying and Political Activities Policy which prohibits the making of political donations. This Resolution will enable the Directors to incur expenditure of up to £100,000 in aggregate in respect of the activities identified in the relevant provisions of Resolution 6 (including any such expenditure by a subsidiary company) without unintentionally breaching the provisions of the Articles, if the New Articles are not adopted.

If the New Articles are not approved, the authorization contained in this Resolution is required; otherwise some of the Company’s activities may inadvertently fall within the prohibition contained in the Articles and the Company’s ability to communicate its views effectively to political audiences and to relevant interest groups could be inhibited. The authority sought will, if granted, last until the conclusion of the next Annual General Meeting of the Company. The Company will continue its policy of not giving any cash contributions to any political party. Any expenditure which may be incurred under the authority of this Resolution would be disclosed appropriately when reporting on the fiscal year 2023.

Resolution 7 – Authority to Allot Shares

The Company’s Directors may only allot or sell Equity Securities (as defined in the Articles or the New Articles (as applicable)) if authorized to do so by shareholders. The authority conferred on the Directors at the last Annual General Meeting to allot or sell Equity Securities expires at the conclusion of the forthcoming AGM. This Resolution will give authority for the Directors to allot or sell Equity Securities (including any held in treasury) in accordance with Article 12 of the Articles or the New Articles (as applicable):

(a)

up to a maximum aggregate nominal amount of £6,948,354 representing one-third of the total issued ordinary share capital (excluding treasury shares) as at October 6, 2022 (being the latest practicable date before the publication of this document) without restriction; and

(b)

the same amount again, but only in respect of a pre-emptive issue to existing shareholders by way of a rights issue or similar offer (with exclusions to deal with fractional entitlements to shares and overseas shareholders to whom the rights issue cannot be made due to legal and practical problems).

This authority shall expire at the conclusion of the Company’s next Annual General Meeting (or, if earlier, at the close of business on the date which is 15 months after the date of the passing of this Resolution). Other than for the purposes of the Company’s share plans, the Directors have no present intention of exercising this authority. However, it is considered prudent to maintain the flexibility that this authority provides.

The Company’s Directors intend to renew this authority annually. As at October 6, 2022 (being the latest practicable date before the publication of this document), the Company held 23,720,543 shares in treasury which represented 11.38 percent of the total issued share capital of the Company (excluding treasury shares).

Resolution 8 – Adoption of the Ferguson Non-Employee Director Incentive Plan 2022

As noted in the Chairman’s letter on page 3, the NED Share Plan is being proposed to align Non-Executive Director compensation with U.S. market practice, as well as to align the interests of Non-Executive Directors to shareholder interests. Following a review of the compensation for Non-Executive Directors, shareholders are being asked to approve the adoption of the NED Share Plan under which the Company plans to grant its Non-Executive Directors, as part of their compensation, annual awards of restricted ordinary share units in the Company. At vesting these are settled in unrestricted ordinary shares subject to continued Board membership on the applicable vesting date. The principal provisions of the NED Share Plan are summarized on pages 8 and 9 of this document.

6	Ferguson plc
Notice of Annual General Meeting November 2022

Explanatory notes (continued)

Resolutions 9 and 10 – Disapplication of Pre-Emption Rights

These are special resolutions. Pursuant to Article 13 of the Articles or the New Articles (as applicable), if the Directors wish to allot Equity Securities (as defined in the Articles or the New Articles (as applicable)) wholly for cash or to sell or transfer shares out of treasury wholly for cash, they must in the first instance offer them to existing shareholders in proportion to their holdings. However, there may be occasions when the Directors need flexibility to finance business opportunities by the issue of shares without a pre-emptive offer to existing shareholders. This cannot be done under the Articles or the New Articles (as applicable) unless the shareholders have first waived their pre-emptive rights.

Resolution 9 will authorize the Directors to allot Equity Securities, conditional upon and pursuant to the authority granted under Resolution 7, wholly for cash, and to sell or transfer shares out of treasury wholly for cash, without application of the pre-emption rights contained in Article 13 of the Articles or the New Articles (as applicable). Other than in connection with a rights issue, scrip dividend or other similar issue, the authority contained in Resolution 9 will be limited to the allotment or sale of Equity Securities wholly for cash up to an aggregate nominal value of £1,042,253 which represents approximately 5 percent of the issued ordinary share capital of the Company (excluding treasury shares) as at October 6, 2022 (being the latest practicable date prior to the publication of this document). This authority will expire at the conclusion of the next Annual General Meeting of the Company (or, if earlier, at the close of business on the date which is 15 months after the date of passing of Resolution 9).

The waiver proposed by Resolution 10 is in addition to the waiver proposed by Resolution 9.

As supported by the U.K. Pre-Emption Group’s Statement of Principles on pre-emption rights, Resolution 10 will authorize the Directors to allot and/or sell Equity Securities (conditional upon and pursuant to the authority granted under Resolution 7) wholly for cash without the application of the pre-emption rights contained in Article 13 of the Articles or the New Articles (as applicable) up to a further aggregate nominal value of £1,042,253, which represents approximately 5 percent of the issued ordinary share capital of the Company (excluding treasury shares) as at October 6, 2022 (being the latest practicable date prior to the publication of this document), provided that this additional authority may only be used for the purpose of an acquisition or a specified capital investment which is announced contemporaneously with the allotment and/or sale or which has taken place in the preceding six-month period and is disclosed in the announcement of the allotment and/or sale. This authority will expire at the conclusion of the next Annual General Meeting of the Company (or if earlier, at the close of business on the date which is 15 months after the date of passing of Resolution 10).

The Directors have no present intention of exercising these authorities but consider that the authority is appropriate in order to allow the Company flexibility. In accordance with the Pre-Emption Group’s Statement of Principles, the Directors further confirm that they have no present intention of issuing more than 7.5 percent of the total issued share capital of the Company (excluding treasury shares) on a non-pre-emptive basis pursuant to the authority in Resolution 9 in any rolling three-year period.

Resolution 11 – Authority to Purchase Shares

This is a special resolution. This Resolution renews the existing authority, granted at the last Annual General Meeting, which expires at the conclusion of the forthcoming AGM. In certain circumstances, it may be advantageous for the Company to purchase its own ordinary shares and this Resolution seeks authority to enable the Company to make market purchases of up to 20,845,062 of its own ordinary shares (being less than 10 percent of the issued ordinary share capital of the Company (excluding treasury shares) as at October 6, 2022 (being the latest practicable date prior to the publication of this document)). The maximum price (exclusive of expenses) which may be paid for each share shall be an amount equal to the higher of the price of the last independent trade of an ordinary share and the highest current independent bid for an ordinary share on the trading venue where the purchase is carried out. The minimum price (exclusive of expenses) per share shall be the nominal value of an ordinary share. The authority conferred by this Resolution will expire at the conclusion of the Company’s next Annual General Meeting or, if earlier, the close of business on the date which is 18 months after the date of passing of this Resolution.

On September 28, 2021, the Company announced its intention to commence a $1b share repurchase program by way of on-market purchases the “Share Repurchase Program”. Subsequently the Company extended the Share Repurchase Program to $2b as announced on March 15, 2022. On September 27, 2022 the Company announced a further extension to the Share Repurchase Program by a further $0.5b to $2.5b. Subject to Resolution 11 being passed, the Directors intend to continue repurchasing shares pursuant to the Share Repurchase Program, to the extent such program has not been completed. The Directors will use this authority to purchase shares only after careful consideration (taking into account market conditions, other investment opportunities, appropriate gearing levels and the overall financial position of the Company). Further, the Directors intend to use this authority to buy back shares only if they believe that to do so would have a positive effect on earnings per share and would be in the best interests of shareholders taken as a whole.

Part 11 of the Companies (Jersey) Law 1991 allows shares repurchased by the Company to be held as treasury shares (rather than the Company having to cancel them). Treasury shares may be subsequently canceled, sold or used to satisfy options or awards granted to employees for the purpose of employee share schemes. No dividends will be paid on shares which are held as treasury shares and no voting rights will attach to them. As at October 6, 2022 (being the latest practicable date before the publication of this document), the Company held 23,720,543 shares in treasury, and the Directors currently intend that any shares which are repurchased will be held in treasury as permitted by Part 11 of the Companies (Jersey) Law 1991.

As at October 6, 2022, (being the latest practicable date before the publication of this document), there were outstanding share options and share awards to subscribe for unissued shares relating to 325,415 ordinary shares, which represents 0.16 percent of the Company’s issued ordinary share capital (excluding treasury shares) at that date. If the authority to purchase the Company’s shares were to be exercised in full, these share options and share awards would represent 0.17 percent of the issued ordinary share capital of the Company (excluding treasury shares).

Resolution 12 – Adoption of Articles of Association

This is a special resolution. As noted in the Chairman’s letter on page 3, it is proposed that the Company adopt the New Articles in replacement of the Company’s Articles, which were last amended in 2020. This resolution has been proposed following the Company’s transfer of its listing on the Official List of the U.K. Financial Conduct Authority and the Main Market of the London Stock Exchange (“LSE”) from a Premium Listing to a Standard Listing (the “Listing Transfer”). Following the Listing Transfer, the Company’s listing on the New York Stock Exchange became its primary listing and, in light of such relocation of its primary listing, the Company is seeking to amend and restate the Articles to reflect corporate governance market practices for U.S. listed companies and to remove provisions relevant only to companies with a Premium Listing on the LSE, as well as to reflect other market developments and clarifying changes.

The principal changes made to the Articles are summarized on pages 10 and 11 of this document. Details of where you can view the New Articles are set out on page 27.

7	Ferguson plc
Notice of Annual General Meeting November 2022

Summary of the principal provisions of the Ferguson

Non-Employee Director Incentive Plan 2022

1. General

The NED Share Plan will be overseen by the Company’s Board of Directors (the “Board”) or a duly authorized committee of two or more Directors designated by the Board (the “Committee”).

Decisions of the Board and the Committee are final, binding and conclusive (subject to the rules of the NED Share Plan on amendment, detailed below).

2. Eligibility

Any current or prospective non-employee director (each, an “Eligible Person”), is generally eligible to participate in the NED Share Plan at the Board’s or Committee’s discretion; provided, however, that the vesting of Awards (as defined below) granted to a prospective Eligible Person is conditional upon such individual actually becoming a non-employee director. Eligible Persons to whom Awards are granted under the NED Share Plan are referred to as “Participants”.

3. Awards Under the NED Share Plan

The maximum aggregate number of ordinary shares that may be issued or used for reference purposes or with respect to which any and all Awards under the NED Share Plan may be granted shall not exceed 250,000 ordinary shares, subject to adjustment due to recapitalization or reorganization or as otherwise provided under the NED Share Plan. Any shares subject to an Award that is canceled, forfeited, or terminated without issuance of the full number of shares to which the Award related will again be available under the aggregate limit under the NED Share Plan.

The rules of the NED Share Plan note that Awards may be satisfied by the issue of shares, the transfer of shares from treasury, or by the transfer of shares purchased on the market. However, in the event that Resolution 12, which proposes the adoption of the New Articles, is not passed, Awards under the NED Share Plan may continue to be satisfied by the issue of shares or the transfer of shares from treasury, but only to the extent that: (i) there is available headroom under the general disapplication of pre-emption rights under Resolution 9 and 10; or (ii) the Company complies with the pre-emption rights process contained in the Articles (this being a further limit within the overall Award limit noted above).

No Awards may be granted after the tenth anniversary of the earlier of the date the NED Share Plan is approved by the Board or the date the Company’s shareholders approve the NED Share Plan.

Awards will be granted in one or more of the following forms, at the discretion of the Board or Committee: (i) restricted stock units (“Restricted Stock Units”); (ii) awards in lieu of or in exchange for other awards under the NED Share Plan (of the Company or another company that combines with the Company), or other Company obligations (“Substitute Awards”); (iii) dividend equivalents; (iv) other stock-based awards; or (v) any combination of such awards (collectively referred to as “Awards”).

4. Individual Award Limits

In each calendar year during any part of which the NED Share Plan is in effect, a non-employee director may not be paid total compensation in excess of $1,000,000 for such non-employee member’s service on the Board (calculating the value of any Award based on the grant date fair value of such Award for financial reporting purposes). The Board or Committee may make exceptions to this limit, and additional compensation may be provided to such non-employee director in excess of such limit.

5. Limit on Number of Awardholders

Pursuant to the Control of Borrowing (Jersey) Order 1958, as amended, unless consent of the Jersey Financial Services Commission is first sought and obtained, no Awards may be granted to an Eligible Person under the NED Share Plan if it would cause the number of non-employees of the Company holding outstanding Awards to exceed 10.

6. Vesting of Awards

The NED Share Plan and the applicable award agreement will provide for the vesting of awards to be made subject to the satisfaction of one or more service-based conditions. Subject to applicable law and any insider trading rules adopted by the Company, all Awards will generally vest on the earlier to occur of: (i) the date of the Company’s Annual General Meeting in the year following the grant date of such Award; or (ii) one year from the grant date of such Award. The Committee may, in its sole discretion, grant an Award with a shorter or longer vesting period, and the Board or Committee retain the ability to accelerate the vesting of any Award for any reason (subject to the terms of any individual Award agreement).

Following the vesting of an Award, shares or cash (as applicable) will normally be delivered to the Participant as soon as practicably possible.

The Board or Committee may decide to settle a share-based Award partly or fully in cash instead of shares (subject to the terms of any individual Award agreement).

Vesting and/or satisfaction of an Award may be delayed due to the Company’s insider trading policy or other applicable law or dealing restrictions.

7. Clawback

All Awards, amounts, or benefits received or outstanding under the NED Share Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback provision or similar policy set forth in the Company share plans in effect at the time such action occurs (which terms shall be made to non-employee directors) or any applicable law related to such actions.

8. Termination of Service

A Participant’s service will be considered terminated when such Participant is no longer performing services for the Company or any of its affiliates.

Treatment of Awards will be specified in the applicable Award agreement under which the Award is granted.

9. Company Events

In the event of a “Change in Control” (as such term is defined in the NED Share Plan), a Participant’s unvested Awards will automatically vest solely as a result of the occurrence of the Change in Control (unless otherwise provided in an individual Award agreement, any applicable service agreement, change in control agreement, or other agreement between the Company or an affiliate and the Participant).

8	Ferguson plc
Notice of Annual General Meeting November 2022

Summary of the principal provisions of the Ferguson

Non-Employee Director Incentive Plan 2022 (continued)

10. Award Adjustments

In the event of any change in the capital structure or business of the Company or other corporate transaction or similar event, the Committee will equitably adjust: (i) the aggregate number or kind of ordinary shares that thereafter may be delivered under the NED Share Plan; (ii) the number or kind of ordinary shares or other property (including cash) subject to an Award; and/or (iii) the terms and conditions of Awards, in each case, as it deems appropriate to equitably reflect such adjustment event.

11. Rights Attaching to Shares

All shares issued in connection with the NED Share Plan will rank equally with other shares of the same class then in issue. As long as the shares are listed on an exchange or system when an Award is granted, the issuance of shares pursuant to such Award will be conditional upon such shares being listed on such exchange or system.

Subject to the terms of any individual Award agreement, Participants will not be entitled to any dividend, voting or other rights in respect of the shares until the shares are issued or transferred to them.

12. Transferability of Awards

No Award may be assigned, sold or otherwise transferred or encumbered by a Participant.

To the extent specifically provided by the Committee and permitted by applicable law, an Award may be transferred by a Participant on such terms and conditions as the Committee may from time to time establish; provided, however, that no Award may be transferred to a third-party financial institution for value.

13. Amendments and Termination

The Board or Committee may change the NED Share Plan in any way at any time, but the Company will obtain prior Participant approval for any change that may materially impair the rights of Participants under any previously granted and outstanding Award and will obtain approval of shareholders for any change which is related to any of the following: (i) the increase in any share limitation; (ii) a change in the classification of individuals eligible to receive Awards under the NED Share Plan; or (iii) a change in the amendment provisions of the NED Share Plan. There is an exception for amendments made to comply with applicable law.

The Board or Committee may waive any conditions or rights under, amend, alter, suspend, discontinue or terminate any Award granted and any Award agreement relating thereto in accordance with the terms of the NED Share Plan; provided that, without the consent of an affected Participant, no such Board or Committee action may materially and adversely affect the rights of such Participant under such Award.

The NED Share Plan will terminate on the tenth anniversary of the earlier of the date the NED Share Plan is adopted by the Board or the date the Company’s shareholders approve the NED Share Plan (or on such earlier date as the Board or the Committee decides), although such termination will not automatically affect any subsisting rights under the NED Share Plan.

This summary does not form part of the rules of the NED Share Plan and should not be taken as affecting the interpretation of their detailed terms and conditions. The Board reserves the right to amend or add to the rules of the NED Share Plan up until the time of the AGM, provided that such amendments or additions do not conflict in any material respect with this summary.

9	Ferguson plc
Notice of Annual General Meeting November 2022

Summary of the principal changes to Ferguson plc’s Articles of Association

In this summary, please note that the articles of association of the Company are defined as the “Articles” and the articles of association produced to the AGM as the proposed new articles of association of the Company are defined as the “New Articles”.

Following the Listing Transfer, it is proposed to adopt the New Articles in replacement of the Articles with effect from the conclusion of the AGM. The principal changes to the Articles, which are included in the New Articles, are summarized below. Other changes which are of a minor, technical or clarifying nature have not been summarized but are visible on the marked copy of the proposed New Articles. In relation to the changes made, the Company believes that they reflect corporate governance market practices for U.S. listed companies, requirements of a U.K. Standard listed company, and requirements of a company incorporated in Jersey. In all cases we believe the changes are in the best interests of shareholders. The remaining provisions of the Articles, including (for example) those provisions relating to the Company’s allotment powers and shareholders’ pre-emption rights, remain mostly unchanged.

Variation of Rights

Jersey law provides that a special resolution is one passed by the majority of not less than two-thirds of shareholders voting in person or by proxy at a general meeting of shareholders. The Articles provide that the rights attached to any class of shares of the Company may be varied or abrogated with the written consent of the holders of three-quarters (in nominal value) of the issued shares of such class. The New Articles decrease the written consent threshold to the Jersey requirement of two-thirds (in nominal value) of the issued and outstanding shares of the applicable class of shares of the Company, which is the same threshold required for a special resolution approving a variation or abrogation of the rights attached to any class of shares of the Company at a separate general meeting of the holders of such class of shares. The Company currently has one class of shares.

General Meetings

Electronic Facilities

The New Articles provide the Company with additional flexibility in relation to the procedures for, and conduct of, general meetings of shareholders, including, but not limited to, the ability to hold general meetings in more than one location and by means of an electronic facility or facilities and the flexibility to change the place or time of the general meeting by means of a notice on the Company’s website or an announcement to a regulatory information service (instead of publication in at least two national newspapers as required under the Articles). These changes have been introduced to align technological advances with the interests of shareholders and evolving best practices, particularly in light of the COVID-19 pandemic.

Quorum

The New Articles increase the quorum requirements for general meetings and require at least a majority of the shares entitled to be voted at such meeting to be present at a general meeting in person, or represented by proxy.

Entitlement to Attend and Vote

The New Articles amend the timing for determining which persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, and how many votes such persons may cast. Under the New Articles this timing may be not less than 10 days nor more than 60 days before the time fixed for the meeting.

Procedures for Shareholder Proposals and Requisitioning General Meetings

The New Articles also provide that following the date that the Company ceases to be a foreign private issuer (“FPI”) under the rules of the SEC, shareholders must comply with specified advance notice provisions in the New Articles, including procedures to be followed and information requirements, in order to propose any business for consideration at a general meeting, including any nominees for election to the Board. In the case of annual general meetings, to be timely, a shareholder’s notice must be delivered to the Company Secretary at the principal executive offices of the Company not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the preceding year’s annual general meeting, provided that if the date of the annual general meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual general meeting was held in the preceding year, such shareholder’s notice must be delivered not earlier than the close of business on the 150th day prior to the annual general meeting and not later than the close of business on the later of the 120th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

The New Articles also change the procedures for requisitioning a general meeting other than an annual general meeting following the date that the Company ceases to be an FPI. Pursuant to the New Articles, only the Board or shareholders holding, at the date of the delivery of the required notice, not less than one-tenth of the total voting rights of the shareholders who have the right to vote at the general meeting (or such other voting rights threshold as may be prescribed by the Companies (Jersey) Law 1991 from time to time hereafter) shall have the right to requisition a general meeting.

Such shareholders must follow the procedures for requisitioning general meetings set forth in the New Articles.

The Company believes that the provisions in the New Articles relating to procedures for shareholder proposals and requisitioning general meetings enhance disclosure requirements with respect to nominating shareholders, as well as proposed nominees for election to the Board, and clarify timing, logistics and manner of delivery requirements for shareholder proposals. In addition, the Company believes that the requirement of advance notice and information, both for business to be presented at general meetings and for proposed nominees for election to the Board, will give the Board the time and information needed to consider the proposed business or candidates, to inform the Company’s shareholders, and, if appropriate, to give shareholders the benefits of the Board’s recommendations.

Notice and Access

Additionally, following the date that the Company ceases to be an FPI, the New Articles permit the Company to utilize and rely on the notice-and-access method of delivering meeting materials, soliciting proxies and receiving voting instructions from shareholders adopted by the SEC. These provisions will help the Company save time, lower costs of delivery and reduce the Company’s environmental impact.

10	Ferguson plc
Notice of Annual General Meeting November 2022

Summary of the principal changes to Ferguson plc’s Articles of Association (continued)

Notice Requirements for General Meetings

The New Articles also change the notice requirements for general meetings and require that general meetings, including an annual general meeting, be called by the Company by providing not less than 14 clear days’ nor more than 60 days’ notice.

Board of Directors

The New Articles authorize the Board to determine and fix its size, in its sole discretion. In addition, the New Articles remove the Director retirement provisions in the Articles. Consistent with the practice of U.S. companies, the New Articles also eliminate the compensation cap for Non-Executive Directors and certain conflict of interest provisions applicable to U.K. incorporated companies with which the Company has until now voluntarily complied, but which are no longer relevant following the Listing Transfer as the Company and its Board are required to comply with NYSE listing standards on Director independence.

Restrictions on Political Donations

The Articles replicate certain provisions of the United Kingdom Companies Act 2006, restricting the Company from making any political donations to a political party, political organization or independent political candidate, or incurring any political expenditure, except where specifically authorized by an ordinary resolution. To be consistent with U.S. practice, the New Articles remove this restriction. The Company’s practice to not make any political donations remains the same and going forward the Company will act in accordance with its newly approved Lobbying and Political Activities Policy which prohibits the making of political donations.

Choice of Forum

The New Articles provide that unless the Company consents to an alternate forum, the exclusive forum for: (i) the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”), against the Company or any Director, officer, employee or agent of the Company, shall be the federal district courts of the USA; and (ii) any other action including, but not limited to, any derivative action or proceeding brought on behalf of the Company shall be the Courts of Jersey.

The Board believes that U.S. federal district courts are best suited to address disputes involving causes of action arising under the Securities Act. United States federal law applies to such matters and U.S. federal district courts have expertise in such matters compared to other jurisdictions. In addition, adopting the U.S. federal district courts as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is intended to allow for the consolidation of multi-jurisdiction litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent.

Other than causes of action arising under the Securities Act, the Board believes that the Courts of Jersey are best suited to address disputes for any other actions, given that the Company is incorporated in Jersey. Jersey law generally applies to such matters and the Courts of Jersey have significant expertise in Jersey corporate law matters and the Jersey court process tends to be relatively fast and efficient. This provides shareholders and the Company with more predictability regarding the outcome of corporate disputes.

Accounts and Reports

In preparation for U.S. governance processes and procedures, the New Articles remove the requirement that the Company send to each shareholder and each holder of the Company’s debentures a copy of the Company’s Jersey statutory annual accounts and reports (or a summary thereof) at least 21 days prior to the date of a meeting at which those documents are laid in accordance with the provisions of the Companies (Jersey) Law 1991, as amended. The Company’s Annual Report on Form 10-K, which contains substantially the same information as the Company’s annual accounts, will be available free of charge on the Company’s website and the website maintained by the SEC and, therefore, the removal of this provision enhances the Company’s ability to save time, lower costs of delivery and reduce the Company’s environmental impact. However, it is the Company’s intention to continue to provide these documents to shareholders in accordance with current processes for the time being.

Arrangements in Respect of the Listing of the Shares in the USA

Articles 248-252 of the Articles were included to help facilitate the Company’s initial listing in the USA. These provisions are no longer relevant as the Company now maintains its Primary Listing in the USA and are accordingly removed in the New Articles.

Compliance with Provisions of the U.K. Listing Rules and the United Kingdom Companies Act 2006

The New Articles remove Articles 14, 73 and 156 of the Articles, since such articles require compliance with either the U.K. Listing Rules or the United Kingdom Companies Act 2006, which provisions are no longer relevant following the Listing Transfer. Article 14 (voluntarily opting into certain U.K. Listing Rules that would, amongst other matters, require shareholder approval for the introduction of certain employee share schemes) will in effect be replaced by equivalent shareholder approval requirements under NYSE listing standards. Furthermore, on employee share plans, if the New Articles are approved one such requirement of the U.K. Listing Rules which would cease to apply would be the LR 9.4.1 requirement to obtain shareholder approval for schemes where awards may be satisfied by the issue of shares or the transfer of shares from treasury. The Compensation Committee would then be able to amend the rules of the Company Performance Ordinary Share Plan and Ordinary Share Plan to permit existing and future awards under these plans to be satisfied in this way. Through Article 73 (power to require website publication of website concerns) and Article 156 (payments to Directors for loss of office), the Company voluntarily complied with certain requirements applicable to U.K. incorporated companies, which are no longer relevant following the Listing Transfer.

Definitions

The New Articles make consequential amendments to the definitions in the Articles to reflect the deletions and other amendments to the Articles described above.

A copy of the proposed New Articles and the Articles, marked to show the proposed changes, are available for inspection at www.fergusonplc.com. Details of the locations at which a shareholder may review the documents listed above in person are provided in note 9 on page 27. Shareholders are encouraged to review the New Articles in their entirety.

11	Ferguson plc
Notice of Annual General Meeting November 2022

Board biographies

Kelly Baker

Independent Non-Executive Director

Joined May 2021

Committee membership: Member of the Compensation and Nominations & Governance Committees.

Key strengths and experience:

-	Extensive human resources and operational experience

-	Wide-ranging international business and functional experience

Kelly has led the people, organizational and cultural development across a number of U.S. based, global public companies. Kelly spent over 20 years with General Mills Inc., in a variety of roles including Vice President of HR U.S. Retail and Marketing, Vice President of HR Corporate Groups and Vice President of Diversity and Inclusion. Between 2016 and 2017, Kelly served as Executive Vice President and Chief Human Resources Officer at Patterson Companies Inc. Kelly also served as Executive Vice President and Chief Human Resources Officer at Pentair plc from 2017 to 2021.

Other principal external appointments: Executive Vice President and Chief Human Resources Officer at Thrivent Financial for Lutherans.

Bill Brundage

Chief Financial Officer

Joined November 2020

Committee membership: Chairperson of the Disclosure and Treasury Committees and member of the Executive Committee.

Key strengths and experience:

-	Considerable financial management and operational experience

-	Significant Company and industry knowledge

Bill is a certified public accountant with extensive Company experience. Bill joined Ferguson in 2003 as manager of finance and was promoted to Corporate Controller two years later. In 2008, he was promoted to Vice President of Finance, a position he held until his promotion to Senior Vice President of Finance in 2016. Bill was then appointed as CFO for Ferguson Enterprises, the Company’s U.S. business segment, from 2017 until his appointment as Chief Financial Officer in 2020. Previously, Bill spent five years at PricewaterhouseCoopers in the United States as a senior associate.

Other principal external appointments: None.

Geoff Drabble

Chairman

Joined May 2019 (Chairman from November 2019)

Committee membership: Chairperson of the Major Announcement Committee and member of the Compensation and Nominations & Governance Committees.

Key strengths and experience:

-	Extensive leadership experience in the distribution, technology and manufacturing sectors

-	Deep knowledge of U.S. markets and operating conditions

Geoff served as Chief Executive of Ashtead Group plc, the FTSE 100 industrial equipment rental company, for 12 years during which he presided over a period of unprecedented growth in the business and was instrumental in creating a strong culture. He was previously an Executive Director of The Laird Group plc, where he was responsible for its Building Products division, and held a number of senior management positions at Black & Decker.

Other principal external appointments: Chairman at DS Smith Plc and Non-Executive Director at Howden Joinery Group plc.

Catherine Halligan

Independent Non-Executive Director

Joined January 2019

Committee membership: Member of the Audit, Compensation and Nominations & Governance Committees.

Key strengths and experience:

-	Experienced senior executive with extensive board experience

-	Extensive digital transformation, digital commerce, data analytics and marketing experience

Cathy has a strong track record in the retail, e-commerce and multi-channel arenas. She has served as the Chief Marketing Officer at Walmart.com, the Senior Vice President Sales and Marketing at PowerReviews and held senior marketing and internet roles at retailer Williams-Sonoma Inc., where she was responsible for leading efforts to launch its brands, such as Pottery Barn, on the web. She was an independent director at Wilton Brands from 2016 to 2018 and a Non-Executive Director of FLIR Systems, Inc. from 2014 to 2021.

Other principal external appointments: Director at Driven Brands, Inc., JELD-WEN Holding, Inc. and Ulta Beauty, Inc.

Brian May

Independent Non-Executive Director

Joined January 2021

Committee membership: Member of the Audit, Major Announcement and Nominations & Governance Committees.

Key strengths and experience:

-	Considerable financial and operational experience

-	Extensive industry expertise

Brian is a qualified chartered accountant. His career started at KPMG and continued with a 27-year career with Bunzl plc, where he held a number of roles across the Treasury and Internal Audit functions and was Divisional Finance Director of Bunzl’s U.K., Europe and Australasia division for nine years. He then served as CFO of Bunzl plc for 14 years until his retirement in late 2019. From 2012 to 2021, Brian served as a Non-Executive Director at United Utilities Group PLC.

Other principal external appointments: Non-Executive Director at ConvaTec Group plc.

Kevin Murphy

Chief Executive Officer

Joined August 2017 (Chief Executive Officer from November 2019)

Committee membership: Chairperson of the Executive Committee and member of the Disclosure Committee.

Key strengths and experience:

-	Culture champion with strong executive leadership skills

-	Deep Company and industry knowledge

-	Strategic operational experience

Kevin has significant experience in strategic development and delivering operational performance improvements. Kevin joined Ferguson in 1999 as an operations manager following the acquisition of his family’s business, Midwest Pipe and Supply. Prior to his appointment as Chief Executive Officer, he held a number of leadership positions in the Company’s Waterworks division. He was Chief Operating Officer of the Company’s U.S. business segment from 2007 to 2017 and Chief Executive Officer, USA from 2017 until his appointment as Chief Executive Officer in 2019. Since Kevin’s appointment to the Board in 2017, the business has generated strong, profitable growth and continued to take market share under his leadership.

Other principal external appointments: None.

12	Ferguson plc
Notice of Annual General Meeting November 2022

Board biographies (continued)

Alan Murray

Independent Non-Executive Director

Joined January 2013

Committee membership: Chairperson of the Audit and Nominations & Governance Committees and member of the Compensation Committee and Employee Engagement Director.

Key strengths and experience:

-	Considerable international operational and financial experience

-	Extensive executive management experience within global businesses

Alan is a qualified chartered management accountant with extensive business leadership skills, executive and board experience and global business and financial reporting expertise. From 2002 to 2007, Alan served as Group Chief Executive of Hanson plc, where he had previously served as Finance Director and Chief Executive of Hanson Building Materials America. He served on the Management Board and Supervisory Board of HeidelbergCement AG and as a Non-Executive Director of International Power plc.

Other principal external appointments: Director at O-I Glass, Inc.

Thomas Schmitt

Independent Non-Executive Director

Joined February 2019

Committee membership: Member of the Compensation and Nominations & Governance Committees.

Key strengths and experience:

-	Significant operational experience

-	Extensive knowledge of U.S. and international logistics and supply chain businesses

Tom is an experienced CEO with significant first-hand leadership experience in the markets in which the Company operates and a track record of driving accelerated profitable growth and promoting integrity, transparency and values-based leadership. His career started at BP and McKinsey and has encompassed leadership roles at FedEx, Purolator and DB Schenker. He served as a Non-Executive Director of Zooplus AG from 2013 to 2016.

Other principal external appointments: Chairman, President and Chief Executive Officer of Forward Air Corporation, Inc.

Nadia Shouraboura

Independent Non-Executive Director

Joined July 2017

Committee membership: None.

Key strengths and experience:

-	Considerable expertise in running complex logistics and supply chain activities

-	Extensive experience of cutting edge technology and e-commerce

Nadia has substantial experience of the consumer and technology sectors. She was a Vice President and member of the senior leadership team at Amazon.com, Inc. and held management positions at Exelon Power Team, Diamond Management and Starlight Multimedia Inc. She held board level positions at Hointer Inc. and Cimpress N.V., and was on the supervisory board of X5 Retail Group N.V.

Other principal external appointments: Non-Executive Director at Mobile TeleSystems Public Joint Stock Company and Ocado Group plc.

Suzanne Wood

Independent Non-Executive Director

Joined January 2021

Committee membership: Member of the Audit Committee.

Key strengths and experience:

-	Significant financial and operational knowledge

-	Extensive public company experience

Suzanne is a chartered accountant and an experienced CFO. She started her career with PriceWaterhouse LLP and it has since encompassed CFO roles at two U.S. publicly listed companies, Oakwood Homes Corporation and Tultex Corporation. She served as CFO of Ashtead Group plc for six years, from 2012 to 2018, after having joined Ashtead in 2003 as CFO of Sunbelt Rentals, Ashstead’s largest operating brand in the United States. Suzanne most recently served as Senior Vice President and CFO of Vulcan Materials Company until September 1, 2022.

Other principal external appointments: Non-Executive Director at RELX PLC.

13	Ferguson plc
Notice of Annual General Meeting November 2022

Governance Disclosures

Corporate Governance

Introduction

On March 10, 2022, following approval by shareholders, a special resolution was passed to allow the Company to transfer its listing category on the Official List of the U.K. Financial Conduct Authority (the “FCA”) from Premium to Standard (“Listing Transfer”). This enabled the orderly process to relocate Ferguson’s primary listing to the New York Stock Exchange (“NYSE”). On May 12, 2022, the Listing Transfer became effective, aligning our listing structure with the geographic location of our operations, management team and associates.

Both the NYSE and the U.K. FCA require us to adopt and disclose our corporate governance practices. This section sets forth certain of our current practices as a result of the Listing Transfer, including our transition away from the 2018 U.K. Corporate Governance Code (the “Code”). Additionally, this section includes certain voluntary compensation disclosures to provide context for the compensation decisions made in fiscal year 2022.

Disclosures relating to environmental, social and governance (“ESG”) (including Sustainability Accounting Standards Board and Task Force on Climate-related Financial Disclosures) are included in our ESG report. The report can be found in the Sustainability section of our website at www.fergusonplc.com.

Corporate Governance Statement

Following the Listing Transfer, effective May 12, 2022, the Company was no longer required to comply with the provisions of the Code. However, notwithstanding the Listing Transfer, the Company continued to voluntarily comply with the provisions of the Code for the remainder of fiscal year 2022, and has been in full compliance with the provisions set out in the Code during fiscal year 2022. A copy of the Code can be found on the Financial Reporting Council website www.frc.org.uk.

Effective August 1, 2022, the Ferguson plc Corporate Governance Guidelines embody the corporate governance code which the Company has voluntarily decided to adopt in accordance with Disclosure Guidance and Transparency Rule (“DTR”) 7.2.2. A copy of the Ferguson plc Corporate Governance Guidelines can be found on our website at www.fergusonplc.com. The Company is also subject to the NYSE listing standards.

Corporate Governance Documents

The following materials relating to the corporate governance of the Company are accessible on our website at www.fergusonplc.com:

(a)	Corporate Governance Guidelines;

(b)	Audit Committee Charter;

(c)	Compensation Committee Charter; and

(d)	Nominations & Governance Committee Charter.

Board Governance Practices

Communications with the Board

Shareholders and other interested parties may contact any member (or all members) of the Board by mail. Such correspondence should be sent to: c/o Company Secretary, Ferguson plc, 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS, United Kingdom. Other methods by which a person may contact the Board may be set forth on the Company’s website. All communications received as set forth above will be opened by the Company Secretary for the sole purpose of determining whether the contents represent a message to the Company’s Directors. The Company Secretary will forward copies of all correspondence that, in the opinion of the Company Secretary, deals with the functions of the Board or its committees or that the Company Secretary otherwise determines requires the attention of any member, group or committee of the Board. The Company Secretary will not forward communications received that are unrelated to the responsibilities of the Board, including mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations, patently offensive or otherwise inappropriate material.

14	Ferguson plc
Notice of Annual General Meeting November 2022

Governance Disclosures (continued)

Diversity

Ferguson is committed to having a diverse and inclusive workplace and the Board supports this goal wholeheartedly. As a result the Board will ensure that candidates from socially, racially and ethnically diverse backgrounds are always included in shortlists for Board positions with the intention of ensuring that we maximize the opportunity to make appointments that allow the Board to reflect the diversity of the workforce and the communities we serve.

In accordance with Listing Rule 14.3.33R(1), the Company is required to meet the following specific Board diversity targets; at least 40 percent of the board should be women: at least one member of the board should be from a minority ethnic background and at least one of the senior board positions (Chairman, Chief Executive Officer (“CEO”), Senior Independent Director (“SID”) or Chief Financial Officer (“CFO”)) should be a woman.

Ferguson currently meets two of these three targets. As at July 31, 2022, and up to the date of this Notice, 45.5 percent of the Board are women; and one member of the Board is from a minority ethnic background. While the Chairman, CEO and CFO are all men, the Company notes that these appointments were made in the last three years and in advance of the introduction of LR 14.3.33R(1). The Company may continue to not meet this one diversity target unless and until the individuals in those positions retire or otherwise leave the Company. Due to the Company’s move towards U.S, governance the SID role has been retired. The Chairperson of two of the Committees of the Board (Audit and Compensation) are, or will be immediately following the 2022 AGM, women.

The required disclosure is set out below as at the date of this Notice. Data in relation to the Board has been collected through the annual Directors and Officers questionnaire in which a question asked Directors to provide self-identified specific diversity, skills and experience. Data in relation to executive management has been collected through details held on the Company’s human resource management software.

	Number of Board members	Percentage of the Board	Number of senior positions on the Board (CEO, CFO, SID and Chair)¹	Number in executive management²	Percentage of executive management
Men	6	54.5%	3	8	80.0%
Women	5	45.5%³	0	2	20.0%
Not specified/prefer not to say	0	0.0%	0	0	0.0%

	Number of Board members	Percentage of the Board	Number of senior positions on the Board (CEO, CFO, SID and Chair)¹	Number in executive management²	Percentage of executive management
White British or Other White (including minority-white groups)	10	90.9%	3	10	100.0%
Mixed multiple ethnic groups	0	0.0%	0	0	0.0%
Asian/Asian British	0	0.0%	0	0	0.0%
Black/African Caribbean/Black British	1	9.1%	0	0	0.0%
Other ethnic group including Arab	0	0.0%	0	0	0.0%
Not specified/prefer not to say	0	0.0%	0	0	0.0%

1.

The Company is only reporting against the CEO, CFO and Chair positions as there is no longer a Senior Independent Director role. The functions and responsibilities of that role have been taken on by the Chairperson of the Nominations & Governance Committee.

2.

As at July 31, 2022 there was one Executive Committee member (male and Other White) who left the Company on August 8, 2022. The gender data as at that date was nine men and two women in executive management with percentages of 81.8 percent and 18.2 percent.

3.	When Jacky Simmonds steps down as a Non-Executive Director at the 2022 AGM, the percentage of women on the Board will be 40 percent or above.

Diversity Policy

In accordance with DTR 7.2.8A, the table below provides details of the Company’s diversity policy, its objectives, how it has been implemented and the results in fiscal year 2022.

Objective[1]	Status	Progress in fiscal year 2022

To maintain a minimum of 40% female representation on the Board.	Achieved	45.5% of the Board is female.

To maintain at least one person from an ethnic minority background on the Board.	Achieved	There is one ethnic minority female Non-Executive Director Board member.

To achieve a minimum 25% female representation amongst senior management² by 2025.	Achieved	25% of senior management are female (20% in fiscal year 2021). We have established Inclusion and Diversity Councils and Business Resource Groups in the U.S. and Canada to promote inclusion and drive our initiatives. In addition, a mentoring program was launched, we delivered People of Color development programs for senior management associates, and we will be rolling out a development program for senior-level female associates in fiscal year 2023.

To only engage executive search firms that have signed up to the standard voluntary code of conduct for executive search firms (or U.S. equivalent).	Achieved	During the year, Spencer Stuart was engaged in the search for VP Brand Marketing. We work with Korn Ferry for our Non-Executive Director searches in coordination with the Nominations & Governance Committee. All firms are signatories to the Voluntary Code of Conduct.

1.

All targets detailed in these objectives are aspirational in nature. Recruitment decisions are based on merit with the best candidate hired or promoted irrespective of race, color, religion, gender, age, sexual orientation, marital status, disability or any other characteristic that makes them unique.

2.

Defined as the Executive Committee and their direct reports that are included in the Company’s report to the annual FTSE Women Leaders Review. The FTSE Women Leaders Review (formerly Hampton-Alexander Review) is an independent, business-led framework supported by the U.K. Government and set recommendations in 2016 for FTSE 350 companies to improve the representation of women on their boards and in leadership positions.

15	Ferguson plc
Notice of Annual General Meeting November 2022

Governance Disclosures (continued)

Board Operations

Membership1

		Committees of the Board				Other Committees²
Name	Board	Audit Committee	Compensation Committee	Nominations & Governance Committee	Major Announcements Committee	Executive Committee	Treasury Committee	Disclosure Committee
Kelly Baker	Member		Member	Member
Bill Brundage	Member					Member	Chairperson	Chairperson
Geoff Drabble	Chairman		Member	Member	Chairperson
Cathy Halligan	Member	Member	Member	Member
Brian May	Member	Member		Member	Member
Kevin Murphy	Member					Chairperson		Member
Alan Murray	Member	Chairperson	Member	Chairperson
Tom Schmitt	Member		Member	Member
Nadia Shouraboura	Member
Jacky Simmonds	Member		Chairperson		Member
Suzanne Wood	Member	Member

1.

The table above reflects membership as at October 27, 2022. During fiscal year 2022, Tessa Bamford was also a member of the Board, Audit Committee and the Nominations & Governance Committee (previously known as the Nominations Committee) until she stepped down from the Board on December 2, 2021.

2.	Only members of these committees who are Board members are stated here. For full details of the membership of these committees please see page 17.

Board Composition

Independence

A majority of the members of the Board shall be independent, as defined by the NYSE listing standards. The Nominations & Governance Committee will review the independence of each Director annually and make recommendations to the Board, and the Board will annually determine and disclose the independence of Directors.

No Director shall be considered independent unless the Board, considering all relevant facts and circumstances, affirmatively determines that the Director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company. In assessing whether a Director has no material relationship with the Company, the Board will also consider any persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In addition, members of the Audit, Compensation, and Nominations & Governance Committees must meet all applicable independence tests of the NYSE and any additional standards imposed under U.S. securities laws and the rules and regulations of the SEC.

The Board has considered whether the members of our Board are independent and determined that all the director nominees for the 2022 AGM other than Messrs. Murphy and Brundage (the Company’s Executive Directors) qualify as independent directors of the Company.

In considering all director nominees, the Board reviewed the tenure of our Directors. In accordance with our Corporate Governance Guidelines and U.S. market practice, the approach is not to limit the number of terms for which a person may serve as a director, because such term limits could deprive the Company of the valuable contributions made by Directors who have developed, over time, significant insights into the Company and its operations. At the same time, the Board recognizes the importance of an appropriate balance of experience and perspectives and considers the overall mix of tenure of the Board.

Meeting Attendance

Board members are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings and meetings of Committees on which they serve, including advance review of meeting materials that may be circulated prior to each meeting. In addition, Board members are expected to attend the Company’s Annual General Meeting of shareholders unless unusual circumstances make attendance impractical.

During fiscal year 2022, the Board met six times. All Directors were in attendance for each regularly scheduled meeting of the Board and of the Committees on which they served during fiscal year 2022 and at the Company’s 2021 Annual General Meeting of shareholders.

Committees of the Board

In accordance with DTR 7.2.7, details of the composition and operation of the Company’s Committees of the Board and other committees can be found on this and the following page.

Audit Committee

During fiscal year 2022, the Audit Committee met six times. The Audit Committee is comprised of four Directors: Alan Murray, Cathy Halligan, Brian May and Suzanne Wood, and Alan Murray serves as its Chairperson. Each member of the Audit Committee is “independent,” as defined by NYSE listing standards. The Board has determined that Alan Murray, Brian May and Suzanne Wood each qualify as an “audit committee financial expert” as that term is defined by the applicable SEC rules. Furthermore, each member of the Audit Committee is “financially literate” as that term is defined by the NYSE listing standards.

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Notice of Annual General Meeting November 2022

Governance Disclosures (continued)

The Audit Committee charter details the purpose and responsibilities of the Audit Committee, including assisting the Board in fulfilling its oversight responsibilities, and makes recommendations to the Board as appropriate, in relation to:

-	the Company’s financial statements and financial reporting process;

-	the independence and qualifications of the Company’s independent registered public accounting firm (the “Independent Auditor”);

-	the performance of the Company’s Independent Auditor and internal audit function; and

-	the Company’s compliance with legal and regulatory requirements, including internal controls designed for that purpose.

In accordance with DTR 7.1.5R, the Audit Committee is the body which carries out the auditing functions required by DTR 7.1.3R. Details of audit fees and non-audit fees paid to Deloitte for fiscal year 2022 can be found in the Annual Report on Form 10-K on page 108.

Nominations & Governance Committee

During fiscal year 2022, the Nominations & Governance Committee was known as the Nominations Committee and it was comprised of the Chairman and all Non-Executive Directors. It met six times. Effective August 1, 2022, it changed its name to the Nominations & Governance Committee. It is now comprised of six Directors: Kelly Baker, Geoff Drabble, Cathy Halligan, Brian May, Alan Murray and Tom Schmitt, and Alan Murray serves as its Chairperson. Each member of the Nominations & Governance Committee is “independent,” as defined by the NYSE listing standards.

The Nominations & Governance Committee charter details the purpose and responsibilities of the Nominations & Governance Committee, including:

-	recommending to the Board qualified candidates for nomination as members of the Board and its Committees consistent with criteria approved by the Board;

-	overseeing the evaluation of the Board and executive officers;

-	developing and recommending to the Board the corporate governance principles applicable to the Company; and

-	developing and recommending to the Board for approval, and periodically reviewing a succession plan for the Company’s Chief Executive Officer and Chief Financial Officer.

Compensation Committee

During fiscal year 2022, the Compensation Committee was known as the Remuneration Committee. It met five times. Effective August 1, 2022, it changed its name to the Compensation Committee. It is comprised of six Directors: Jacky Simmonds, Kelly Baker, Geoff Drabble, Cathy Halligan, Alan Murray and Tom Schmitt, and Jacky Simmonds serves as its Chairperson. Each member of the Compensation Committee is “independent,” as defined by the NYSE listing standards.

The Compensation Committee charter details the purpose and responsibilities of the Compensation Committee, including:

-	overseeing the compensation policies, practices and programs of the Company; and

-	producing an annual report of the Compensation Committee for inclusion in the Company’s Annual Report on Form 10-K or proxy statement, if applicable.

Major Announcements Committee

The Major Announcements Committee meets as required in exceptional circumstances to consider disclosure obligations in relation to material information where the matter is unexpected and non-routine. The Committee did not meet during fiscal year 2022. It is comprised of three Directors: Geoff Drabble, Brian May, and Jacky Simmonds, and Geoff Drabble serves as its Chairperson.

The following committees implement strategic decisions or executive or administrative matters. These committees have no discretion to make decisions which are of a strategic nature or which assume the primary powers of the Board or Committees of the Board.

Executive Committee

The Executive Committee: drives business performance and operational improvements; ensures that the corporate culture and values set by the Board are implemented across the business, that the behaviors expected from associates are clearly communicated and that actual behaviors are aligned with such culture and values; develops and recommends to the Board the Company’s strategy and is responsible for monitoring progress against the strategy; and develops and recommends policies and standards to the Board and ensures that they are implemented, communicated and maintained.

The Executive Committee is comprised of the Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Human Resources Officer, Chief Marketing Officer and five Senior Vice Presidents. The Chief Executive Officer serves as its Chairperson.

Treasury Committee

The Treasury Committee: considers treasury policy, including financial structures and investments, tax and treasury strategy, policies and certain transactions of the Company; reviews performance and compliance of the tax and treasury function; and makes recommendations to the Board in matters such as overall financing and strategy, and currency exposure.

The Treasury Committee is comprised of the Chief Financial Officer, General Counsel, Vice President – Tax, Finance Director – U.K., Vice President - Treasurer and Chief Accounting Officer. The Chief Financial Officer serves as its Chairperson.

Disclosure Committee

The Disclosure Committee meets as required to deal with matters relating to public announcements of the Company and the Company’s obligations under the Listing Rules and Disclosure Guidance and Transparency Rules of the U.K. Listing Authority and EU Market Abuse Regulation (as it forms part of U.K. law pursuant to the European Union (Withdrawal) Act 2018); and assists in the design, implementation and periodic evaluation of the Company’s disclosure controls and procedures.

The Disclosure Committee is comprised of the Chief Financial Officer, General Counsel, the Chief Executive Officer and the Vice President IR and Communication. The Chief Financial Officer serves as its Chairperson.

Board Evaluation

Our Board has the authority and responsibility to review the results of the annual board evaluation conducted by the Nominations & Governance Committee to determine whether the Board and the formally constituted Committees of the Board are functioning effectively. As part of its responsibilities, the Nominations & Governance Committee will evaluate at least annually the Board’s composition, tenure, succession planning and experience through this annual evaluation process. The Board will also review the results of the third-party review that is conducted every three years.

17	Ferguson plc
Notice of Annual General Meeting November 2022

Governance Disclosures (continued)

Areas of Board Oversight

ESG

The Company’s ESG Report, which sets forth the Company’s ESG initiatives for fiscal year 2022, can be found in the Sustainability section of our website at www.fergusonplc.com.

Risk (including internal control environment and risk management)

While the Board has ultimate responsibility for ensuring maintenance of a robust internal control environment and effective risk management processes, oversight of the effectiveness of these systems of internal control has been delegated to the Audit Committee. The main features of our internal control and risk management systems, and the Committee’s oversight of them, are summarized below.

Internal Audit is an independent, objective assurance and consulting activity designed to add value to, and improve, Ferguson’s operations. The scope of its audit activities include corporate, financial controls, field operations and IT (including IT general controls) audits. In addition to reviewing the effectiveness of these areas and reporting on aspects of Ferguson’s compliance with relevant policies and procedures, the Internal Audit function makes recommendations to address issues identified as requiring remedial action.

The Group Head of Internal Audit reports directly to the Chairperson of the Audit Committee. Internal Audit’s annual plan and budget, including any changes throughout the year, are approved by the Audit Committee. Internal Audit’s observations, along with recommended remedial action, are reported to the Audit Committee and the Group Head of Internal Audit provides progress reports on actions taken to address previously identified issues on an ongoing basis. The Audit Committee discusses the reports in detail and considers the matters raised and the adequacy of management’s response, including the time taken to resolve any such matters.

The Audit Committee received bi-annual reports on the Company’s operational assurance process, a management self-assessment that informs the assessment of control effectiveness. Reports on the effectiveness of the enterprise risk management program, including the procedures for risk identification, assessment, mitigation, monitoring and reporting, and on significant and emerging risks were also provided to the Board.

Management is responsible for Ferguson’s internal controls and the financial reporting process and for compliance with applicable laws and regulations. Deloitte, the Company’s Independent Auditor, was responsible for performing an independent audit of the Company’s most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s responsibility is to monitor and oversee these processes. In performing it responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the effectiveness of internal control over financial reporting with management and Deloitte. The Audit Committee discussed with Deloitte those matters required to be discussed by auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (PCAOB) and the International Standards on Auditing (U.K.) (“ISA (U.K)”) auditing standards. Deloitte also provided to the Audit Committee the letter and written disclosures required by PCAOB and ISA (U.K.) auditing standards concerning Deloitte’s independence, and the Audit Committee discussed with Deloitte that firm’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2022, as filed with the SEC and in the Company’s Annual Accounts and Auditors’ Report for fiscal year 2022 as presented to shareholders at the 2022 AGM.

In line with its internal reporting and anti-retaliation policy, the Group operates international telephone reporting lines and a secure website reporting platform, which are operated on its behalf by an independent third party. The reporting lines and secure website allow associates an option to remain anonymous. The internal reporting and anti-retaliation policy encourages associates to raise concerns and disclose information they believe shows misconduct or a breach of ethical conduct. All matters reported are investigated and reported to the Audit Committee, together with any corrective action taken.

Ferguson has an anti-fraud and anti-bribery and corruption policy and program in place. All associates are required to comply with the policy and compliance is monitored by Legal Compliance and Risk and Internal Audit. The Audit Committee receives reports on non-compliance with this policy during the year, reviews reports that provide details of fraud losses and considers, discusses or satisfies itself with management’s response/actions to control improvements, where applicable.

18	Ferguson plc
Notice of Annual General Meeting November 2022

Governance Disclosures (continued)

Dear Fellow Shareholder,

On behalf of the Compensation Committee, I am pleased to introduce the compensation disclosures contained in these additional governance disclosures. As set out in the Chairman’s letter on page 3, Ferguson continues on a path of transition from the governance expectations and requirements of a FTSE 100 company to those to which a U.S.-listed domestic filer is expected to adhere. This includes requirements in relation to compensation reporting and, although during this transition phase the required reporting is limited, we remain committed to adhering to generally-accepted principles of good governance, and transparent reporting around our decision-making. It is in this context that the Compensation Committee has decided to include certain of the disclosures that shareholders will recognize from the previous Directors’ Remuneration Reports which Ferguson published as a FTSE 100 company. Our hope is that this additional disclosure provides continued clarity around our approach to, and decision-making for, executive compensation.

Looking back – compensation in fiscal year 2022

Our approach to compensation in fiscal year 2022 remained aligned with our shareholder-approved Remuneration Policy (the “2019 Remuneration Policy”) and underpinned by the principles that executives are only rewarded for delivering strong financial results, and executive pay is aligned with the broader stakeholder experience. These principles extend to all elements of pay, as summarized below.

The Compensation Committee continues to adhere to a policy of awarding salary increases to Executive Directors that normally are no higher than the average increase for the wider workforce. This was reflected in the salary increase awarded to Kevin Murphy for fiscal year 2022 (and reported last year), and with Bill Brundage’s salary progression reflecting his continued development in the CFO role since his promotion (and his salary being set initially below that which we would ordinarily seek to pay a sustained strong performer and experienced incumbent in this role). Executive Director pensions remain in line with the average maximum contribution a U.S. associate could receive into their pension plan.

The Compensation Committee also evaluated the formulaic outcomes for the fiscal year 2022 annual bonus and 2019 LTIP cycles (summarized on page 20) against these principles, that of alignment with our associates’ experience in particular. The Compensation Committee noted the ongoing measures of support made available to our workforce during fiscal year 2022, including those taken to help mitigate the continued impact of COVID-19 (as described in our 2021 Directors’ Remuneration Report) and also the challenges being experienced by associates as a result of high rates of inflation and cost-of-living pressures. These measures included paying all eligible U.S. associates a one-time out of cycle payment in July 2022 to recognize their valuable contributions to Ferguson’s ongoing success. More generally: in response to associate feedback, a new Parental Leave Program in the U.S. is now offered to enable birth and non-birth parents to take paid time away from work to care for and bond with children new to their families; a job-sharing program for associates in showroom consultant roles has been introduced; as well as flexible work principles across our organization for eligible roles. In this additional context, the Compensation Committee concluded that no application of discretion to revise the formulaic incentive outcomes was necessary.

Looking ahead – compensation in fiscal year 2023

As a result of Ferguson’s Listing Transfer, our 2019 Remuneration Policy (which was due to expire at the 2022 AGM) has been replaced as of August 1, 2022 by a new Board-approved executive compensation framework. This internal framework builds on our expiring 2019 Remuneration Policy (and its underlying principles, as set out above), and ensures executive compensation for fiscal year 2023 onwards aligns with U.S. governance standards and investor expectations for a U.S.-listed domestic filer. This includes updated policies in relation to clawback, stock ownership and hedging; key features of which are summarized on page 24.

Notwithstanding that the 2019 Remuneration Policy has been replaced by a revised compensation framework and policies, our approach to CEO and CFO compensation in fiscal year 2023 will remain within the limits of our expired 2019 Remuneration Policy.

Further details on our approach to compensation for fiscal year 2023 will be disclosed next year in the filings to be made by Ferguson (in keeping with the relevant SEC requirements).

Concluding remarks

Compensation at Ferguson remains a valuable tool for appropriately incentivizing and recognizing our executives and associates for their contribution to our strong results. We are committed to keeping under review our approach to compensation, to ensure it continues to align with the experience of all our stakeholders and underpin future business success.

We hope the additional disclosures over the following pages are helpful in explaining how we have sought to achieve this aim in fiscal year 2022, and that we can count on your continued support.

I would like to finish by thanking my colleagues on the Committee for the continued support, advice and healthy debate particularly over the last 12 months whilst we have navigated the transition from the U.K. to the U.S. listing. Over my tenure, I have been lucky to work with great colleagues who have always had the best of intentions to ensure we have the right outcomes to drive the business forward. As announced on September 27, 2022 I will be stepping down from the Board at the 2022 AGM, and will be succeeded in the role of Committee Chairperson by Kelly Baker. I wish Kelly and my colleagues every success in supporting Ferguson through its ongoing transition and future business growth.

On behalf of the Compensation Committee

Jacky Simmonds
Chairperson of the Compensation Committee
October 27, 2022

For the Company’s Remuneration Policy which applied until July 31, 2022, please refer to our Annual Report and Accounts for fiscal year 2021 at pages 102 to 112.

19	Ferguson plc
Notice of Annual General Meeting November 2022

Governance Disclosures (continued)

Executive Compensation Voluntary Disclosures

Fiscal year 2022 performance and compensation outcomes

The Company’s management’s discussion and analysis of financial condition and results of operations for fiscal year 2022 can be found at Item 7 of the Annual Report on Form 10-K. The resulting compensation outcomes are detailed below.

Bonus performance

LTIP performance

The annual bonus for fiscal year 2022 was based 60 percent on Group adjusted operating profit and 20 percent on Group average cash-to-cash days, with the remaining 20 percent based on the achievement of personal objectives.

Bonus payments were paid in October 2022 for the performance period running August 1, 2021 to July 31, 2022. Consistent with prior years, the Compensation Committee assessed performance against the bonus targets and considered if any adjustments were required to align incentive outcomes with the underlying performance of the Group. The Compensation Committee considered it was not appropriate to make any adjustments.

In keeping with our normal practice, the Compensation Committee also reviewed the formulaic outcome of the bonus for the fiscal year ended July 31, 2022 in the context of the underlying performance of the Group, noting in particular the continued strong financial outcomes of the Group against its Key Performance Indicators, as well as management’s ongoing focus on supporting associates through the ongoing challenges of the wider external environment. In this context, the Compensation Committee considered that no application of discretion to reduce the annual bonus outcome was necessary. The Compensation Committee therefore confirmed bonus payments for fiscal year 2022 of 80 percent of maximum for both Kevin Murphy and Bill Brundage.

The LTIP awards vesting in December 2022 were granted under the 2019 LTIP cycle. They are eligible to vest following the performance period running August 1, 2019 to July 31, 2022. For our 2019 LTIP cycle, the awards were assessed against the performance conditions set at the time of granting the awards in fiscal year 2020, rebased for the adoption of U.S. GAAP as described on page 23. Consistent with prior years, the Compensation Committee reviewed the EPS and OpCF measures in the context of the Group’s underlying performance, as well as the Relative TSR outturn. The Compensation Committee considered it was not appropriate to make any adjustments.

TSR over the three-year performance period was 81.0 percent and we ranked at the 94th percentile against our comparator group, EPS growth was 83.7 percent above U.S. CPI and OpCF was $5.744b, all three of which exceeded the maximum performance target set and warrant vesting at 100 percent. Reviewing this outcome in the same broader context as the bonus, the Compensation Committee concluded that the outcome was appropriate in the context of Ferguson’s strong performance over the past three years and confirmed the LTIP granted for the performance period (August 1, 2019 – July 31, 2022) will vest at 100 percent of maximum. In reaching this conclusion, the Compensation Committee noted the consistently strong outcomes achieved under all three measures, which it considered to be well aligned with the interests of shareholders and the experience of our associates and other key stakeholders over the three-year period.

20	Ferguson plc
Notice of Annual General Meeting November 2022

Governance Disclosures (continued)

Please note that the information provided over the following pages may not align with the compensation disclosures in the Annual Report on Form 10-K for fiscal year 2022 as those disclosures are compiled under U.S. regulations. The tables in this section have been voluntarily replicated on the basis of the U.K. reporting regulations with which Ferguson previously voluntarily complied, for ease of reference for shareholders.

Single total figure of compensation for Executive Directors

This table sets out in a single figure the total amount of compensation, including by each element, earned by each of the Executive Directors for fiscal year 2022 and comparable figures for fiscal year 2021.

		Fixed compensation				Variable compensation
	Year	Salary (000)	Taxable benefits¹ (000)	Pension benefits (000)	Sub total (000)	Bonuses (000)	Value of LTI vesting² (000)	Other³ (000)	Sub total (000)	Total compensation (000)
Executive Directors[4]
K Murphy	2022	$1,150.1	$200.7	$184.0	$1,534.8	$1,380.4	$5,426.7	$1.6	$6,808.7	$8,343.5
	2021	$1,118.3	$192.7	$178.9	$1,489.9	$1,677.5	$4,928.0	$1.4	$6,606.9	$8,096.8
B Brundage[5]	2022	$635.8	$124.9	$101.7	$862.4	$559.5	—	$1.6	$561.1	$1,423.5
	2021	$442.5	$76.2	$70.8	$589.5	$486.8	—	$1.4	$488.2	$1,077.7

Total	2022	$1,785.9	$325.6	$285.7	$2,397.2	$1,939.9	$5,426.7	$3.2	$7,369.8	$9,767.0
	2021	$1,560.8	$268.9	$249.7	$2,079.4	$2,164.3	$4,928.0	$2.8	$7,095.1	$9,174.5

1.

Benefits received by Kevin Murphy and Bill Brundage include private health insurance, car benefit (car allowance and/or car), healthcare benefits and life insurance premium contributions. The value for fiscal year 2021 has been updated to reflect a correction to the value of taxable benefits received.

2.

Value shown for fiscal year 2022 represents the estimated value of the 2019 LTIP award granted to Kevin Murphy that will vest in December 2022. The estimated value assumes 100 percent overall vesting of the LTIP awards using a share price of $115.79, being the three-month average share price to July 31, 2022. The value shown for fiscal year 2021 represents actual vesting of Kevin Murphy’s 2018 LTIP award which vested in October 2021, trued up from the figure disclosed on page 90 of last year’s Annual report on remuneration to reflect a share price of £105.41 on the date of vesting (October 18, 2021) and converted to U.S. dollars at an exchange rate on that same date of £1:$1.3726.

3.

Both Kevin Murphy and Bill Brundage entered into a one-year, all-employee savings contract under the ESPP in the year. The values shown for fiscal year 2022 and fiscal year 2021 represent the gain, calculated as being the difference between the option price and the share price at the date the option price was set, on the maximum number of shares granted.

4.

Mike Powell stepped down as a Director on October 31, 2020. No compensation was paid to him in fiscal year 2022, and details of compensation he received in fiscal year 2021, which was set out in full in last year’s Annual report on remuneration, is not included in this table.

5.

In line with U.K. remuneration reporting regulations, the disclosures in the table includes all compensation received by Bill Brundage in connection with his tenure as Chief Financial Officer beginning November 1, 2020, but excludes compensation (including any share plan awards vesting in fiscal years 2021 and 2022) he received in relation to his previous role.

21	Ferguson plc
Notice of Annual General Meeting November 2022

Governance Disclosures (continued)

Annual bonus

The annual bonuses awarded to Executive Directors for fiscal year 2022 are shown in the table on the previous page. Bonuses are paid in cash following the end of the fiscal year to which they relate. The Compensation Committee reviewed the level of payout against the wider business performance of the period and the shareholder context. The Compensation Committee determined this level of payment was appropriate; no discretion was applied to the formulaic vesting outcome. The bonuses are calculated as follows:

		Target performance				Actual performance (as % of salary)
Director	Measure¹	Threshold	Target	Maximum	Actual performance	Threshold	Target	Maximum	Maximum opportunity (% of salary)
K Murphy
	Group adjusted operating profit	$2,094m	$2,276m	$2,458m	$2,951m	90.0%			90.0%
	Group average cash-to-cash days	58.8	56.8	54.8	59.5	0.0%			30.0%
	Personal deliverables	1/5	3/5	5/5	5/5	30.0%			30.0%

				Total achieved		120.0%			150.0%

B Brundage
	Group adjusted operating profit	$2,094m	$2,276m	$2,458m	$2,951m	66.0%			66.0%
	Group average cash-to-cash days	58.8	56.8	54.8	59.5	0.0%			22.0%
	Personal deliverables	1/5	3/5	5/5	5/5	22.0%			22.0%

				Total achieved		88.0%			110.0%

1.	Details of the performance measures and how targets are set were disclosed in the Annual Report and Accounts 2021 on pages 87 and 104.

Fiscal year 2022 objectives

Kevin Murphy’s fiscal year 2022 personal objectives were based on: continued progress against our ESG priorities; ongoing evolution of the Ferguson Brand; continued delivery of the Technology Strategy & Roadmap; and, in the event of the primary listing move being determined by the Board to proceed, a discretionary assessment of the process and degree of alignment with stakeholder interests. In its assessment of the outcome of the personal element for Kevin Murphy, the Committee took into account the overall strong outcomes against the objectives set, in particular those in relation to ESG, the Ferguson Brand and his significant contribution in leading Ferguson through a successful primary listing move.

Bill Brundage’s fiscal year 2022 personal objectives were based on: completing the transition to U.S. GAAP; and key delivery milestones for which he was responsible in relation to the successful relocation of the primary listing to the NYSE. The Compensation Committee’s assessment took into account Bill’s achievements during the year against the objectives set for successful delivery of the transition to U.S. GAAP, as well as his significant contribution to the successful primary listing move earlier this year.

Fiscal year 2021 objectives

In line with our commitment last year, we set out below further disclosure on the assessment of fiscal year 2021 objectives for Kevin Murphy and Bill Brundage.

Kevin Murphy’s fiscal year 2021 personal objectives were based on: successful additional listing on a U.S. exchange; enhancing and developing the strategic plan; and continued progress of the technology strategy. The Compensation Committee’s assessment took into account Kevin’s full achievement of the objectives set, as well as his contribution to these important priorities during fiscal year 2021. The additional listing was delivered successfully and in line with the Board-approved schedule; the strategic plan was approved unanimously by the Board; and continued progress was made in relation to the technology strategy.

Bill Brundage’s fiscal year 2021 personal objectives were based on the successful registration of our ordinary shares in the U.S. by filing a registration statement on Form 20-F with the SEC and the additional listing on a U.S. exchange and the execution of the U.S. organizational design plan. The Compensation Committee’s assessment took into account Bill’s full achievement of the objectives set, as well as his contribution to these important priorities during fiscal year 2021. The Form 20-F and additional listing were delivered on-time to intended effective dates; and the U.S. organizational design plan was executed well, with transition arrangements and timeline agreed and an orderly transition of roles and recruitment achieved through the year.

22	Ferguson plc
Notice of Annual General Meeting November 2022

Governance Disclosures (continued)

Long-term incentives

The Company adopted U.S. GAAP as its basis of accounting effective August 1, 2021. Due to this change the measures were rebased accordingly to ensure comparability across the performance periods attaching to the 2019, 2020 and 2021 LTIP awards. The earnings per share measure of Headline earnings per share is now Adjusted EPS – Diluted (“EPS”) and the operational cash flow measure is now adjusted net cash provided by operating activities (“OpCF”).

Awards

Long-term incentives awarded under the LTIP in December 2019 (the “LTIP award”) are eligible to vest in December 2022. The vesting of those awards is subject to the performance conditions shown in the table that follows. As regards the performance conditions relating to the LTIP Award and consistent with past practice, the Committee reviewed the EPS and OpCF measures in the context of the Group’s underlying performance more broadly. The Compensation Committee considered it was not appropriate to make any adjustments. Details of unvested awards can be found in the Directors’ Remuneration Report in our Annual Report and Accounts relating to the fiscal year in which the award was made.

LTIP

The performance conditions which applied to the awards made in December 2019 have been measured following the fiscal year 2022 and actual performance achieved is detailed below.

	Performance required
Performance level	% of award vesting		TSR relative to FTSE 100 at date of grant	Total margin of EPS growth over U.S. inflation after three years (“CPI”)	OpCF¹
Below threshold	0%		Below median	Below 3%	Below $4.292b
Threshold	25	%²	At median	3%	$4.292b
Between threshold	25	%²	Between median	Between 3%	Between $4.292b
and maximum	– 100%		and upper quartile	and 30%	and $4.832b
Maximum or above	100%		Upper quartile	30% and above	$4.832b
Actual performance achieved			94th percentile	83.7%	$5.744b
% of award subject to each performance condition vesting			100%	100%	100%

				Total percentage vesting	100%

1.

Net cash provided by operating activities of $1.149b (fiscal year 2021: $1.409b and fiscal year 2020: $1.545b) adjusted for items which are not considered part of the underlying business performance as agreed by the Compensation Committee. These adjustments were to add back: $670m for tax paid (fiscal year 2021: $404m and fiscal year 2020: $225m); $94m for interest paid (fiscal year 2021: $104m and fiscal year 2020: $114m); $14m of cash for exceptionals ((fiscal year 2021: $57m; and fiscal year 2020: $97m); and to remove $nil for discontinued operations (fiscal year 2021: $45m and fiscal year 2020: $93m).

2.

For the EPS element of the awards, performance at threshold was set to warrant 0% vesting, with performance between threshold and maximum warranting vesting of between 0%-100% determined on a straight line sliding scale for EPS growth outcomes of between CPI+3% and CPI+30%.

Accordingly, the total percentage of shares vesting is set out below:

Director	Total number of shares granted	Percentage of award vesting	Number of shares vesting	Value of shares vesting (000)¹
K Murphy	43,625	100%	43,625	$5,426.7

1.

Value determined using $115.79 being an average closing share price for Ferguson plc shares for the three-month period ended July 31, 2022. Dividend equivalents have accrued on this award and will be paid out as shares. The value above includes an approximate value of those shares estimated to be 860.30 cents per share vesting under the award.

Performance Ordinary Share Plan

The Performance Ordinary Share Plan (“POSP”) Award of 11,202 conditional shares granted to Bill Brundage (before he was appointed to the Board and not in consideration of his becoming an Executive Director) will normally vest in October 2022. His award will be treated in the same way as all other participants under the POSP. This award is subject to a performance condition which is based on adjusted operating profit growth of the U.S. business over a three-year period ended July 31, 2022. The U.S. business achieved maximum performance levels, therefore the award will vest at 100 percent.

Scheme interests awarded during fiscal year 2022

Awards were made to Kevin Murphy and Bill Brundage during fiscal year 2022 and the scheme interests are summarized in the table below. Awards are based on a percentage of salary determined by the Compensation Committee. The Compensation Committee considers annually the size of each grant, determined by individual performance, the ability of each individual to contribute to the achievement of the performance conditions, and market levels of compensation. The maximum vesting is 100 percent of the award granted. Details of performance conditions and targets, and their weighting, for awards which were granted during the year, are set out on pages 87 and 88 of our Annual Report and Accounts for fiscal year 2021.

Director	Award¹	Type of award	Number of shares²	Face value of award (000)³		Performance criteria period		Threshold performance		Performance conditions
K Murphy	LTIP	Conditional shares	28,719	$4,044.8	{	August 1, 2021 –July 31, 2024	{	0% of element 25% of element	{	EPS TSR
B Brundage	LTIP	Conditional shares	11,449	$1,612.5				25% of element		Cumulative OpCF

1.	The maximum dilution which may arise through issuance of shares to satisfy the entitlement to these LTIP awards would be 0.02 percent calculated as at July 31, 2022.
2.	The LTIP awards granted were based on a percentage of salary as follows: Kevin Murphy (350 percent) and Bill Brundage (250 percent).
3.	The face value of award calculated using a share price of $140.84. This was the average share price over a five-day period immediately preceding the date of grant.

23	Ferguson plc
Notice of Annual General Meeting November 2022

Governance Disclosures (continued)

Single total figure of compensation for Non-Executive Directors

This table sets out in a single figure the total amount of compensation received by each of the Chairman and the Non-Executive Directors who served during fiscal year 2022. Non-Executive Directors did not participate in variable compensation arrangements during fiscal year 2022.

Chairman and Non-Executive Directors	Fees (000) FY2022	Fees (000) FY2021	Travel allowance[1] (000) FY2022	Travel allowance (000) FY2021	Taxable benefits (000) FY2022	Taxable benefits (000) FY2021	Total compensation (000) FY2022	Total compensation (000) FY2021
Chairman
G Drabble	£423.0	£410.5	£—	£—	£1.4	£1.9	£424.4	£412.4
Non-Executive Directors
K Baker²	£73.7	£17.9	£15.0	£—	£6.4	£—	£95.1	£17.9
C Halligan	£73.7	£71.5	£10.0	£—	£6.5	£—	£90.2	£71.5
B May²	£73.7	£41.7	£—	£—	£4.0	£—	£77.7	£41.7
A Murray	£127.5	£123.7	£15.0	£—	£3.6	£—	£146.1	£123.7
T Schmitt	£73.7	£71.5	£15.0	£—	£6.1	£—	£94.8	£71.5
N Shouraboura	£73.7	£71.5	£15.0	£—	£6.0	£—	£94.7	£71.5
J Simmonds	£95.3	£92.5	£—	£—	£3.3	£0.6	£98.6	£93.1
S Wood²	£73.7	£41.7	£15.0	£—	£5.3	£—	£94.0	£41.7
Past Directors
T Bamford³	£30.7	£71.5	£—	£—	£2.8	£—	£33.5	£71.5

Total compensation	£1,118.7	£1,014.0	£85.0	£—	£45.4	£2.5	£1,249.1	£1,016.5

1.

The travel allowance and taxable benefits figures for fiscal year 2022 differ substantially from those for fiscal year 2021 due to the impact of the COVID-19 pandemic. No intercontinental travel to Board and Committee meetings occurred and limited taxable benefits applied in fiscal year 2021.

2.	The compensation for each of Kelly Baker, Brian May and Suzanne Wood in fiscal year 2021 is for the period from joining the Board to July 31, 2021.
3.	Tessa Bamford stepped down from the Board during fiscal year 2022 on December 2, 2021. The compensation shown above is for the period to December 2, 2021.

Ferguson TSR performance

The graph below shows the TSR performance of Ferguson plc (LSE) against the performance of the FTSE 100 Index over the last 10 fiscal years to July 31, 2022. Although Ferguson plc ceased to be a FTSE constituent as of May 12, 2022, the FTSE 100 Index has continued to be chosen as being a broad equity market index consisting of companies comparable in size and complexity to Ferguson, of which Ferguson was a member for a majority of the 10-year period under review.

Shareholding Guidelines, Clawback Policy, and Hedging and Pledging Policies

Executive Officers and Directors are expected to build up a holding of shares in the Company over time and maintain an individual shareholding in the Company pursuant to prescribed guidelines. The Board believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability, reinforces the Company’s pay-for-performance compensation philosophy, and aligns the interests of the Company’s senior management with its shareholders.

Details of current shareholdings of the Directors can be found in the Annual Report on pages 104 and 105. As at July 31, 2022 both Executive Directors held shares worth in excess of their respective shareholding guidelines.

The Company adopted a policy that provides for the recoupment of certain executive compensation upon certain events. The Company’s Clawback Policy can be found in the Corporate Governance section of the Company’s website at www.fergusonplc.com. The Company also has anti-hedging and anti-pledging policies in place under the internal compensation framework, which prohibit Executive Officers and Directors from hedging and pledging the Company’s securities.

24	Ferguson plc
Notice of Annual General Meeting November 2022

2022 AGM information

London

Venue:	The offices of Freshfields Bruckhaus Deringer, 100 Bishopsgate, London, EC2P 2SR, United Kingdom

Time:	3 p.m. (U.K. time)

By underground:	Approximately a 10-minute walk from Liverpool Street and Aldgate underground stations

Car parking:	Nearby car parks include: NCP London Finsbury Square, Finsbury Square, Finsbury, London, EC2A 1RR Broadgate Car Park, London, EC2A 2EW

Attendance:

Shareholders must present photographic identification to attend and vote at the 2022 AGM

All joint shareholders may attend and speak

Corporate representatives should bring written evidence of their appointment (see paragraph 6 for further information)

Refreshments:	Refreshments will be available after the 2022 AGM
1.	Entitlement to attend and vote

1.1

All Resolutions at the 2022 AGM will be decided by a poll. The Company believes that this is a more transparent and equitable method of voting, as shareholder votes are counted according to the number of shares held, ensuring an exact and definitive result.

1.2

The Company, pursuant to the Companies (Uncertificated Securities) (Jersey) Order 1999, specifies that only those persons entered on the register of members of the Company as at 8 p.m. (ET) on November 28, 2022 (the “Specified Time”) (or, if the 2022 AGM is adjourned, on the register of members of the Company 48 hours before the time of the adjourned meeting) shall be entitled to attend or vote at the 2022 AGM in respect of the number of shares registered in their name at that time. Subsequent changes to entries on the register of members of the Company after the Specified Time shall be disregarded in determining the rights of any person to attend or vote at the 2022 AGM.

2.	Appointment of proxies

2.1

Shareholders entitled to attend and vote at the 2022 AGM are entitled to appoint a proxy or proxies to exercise all or any of their rights to attend, speak and vote in their place at the 2022 AGM. A shareholder may appoint more than one proxy in relation to the 2022 AGM provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. A proxy need not be a shareholder of the Company. However, as explained on page 3, shareholders are strongly encouraged to appoint the Chairman of the 2022 AGM as their proxy. This ensures that your vote will be counted if you are not able to attend the meeting. Shareholders who plan to attend the 2022 AGM are requested not to do so if they are displaying any symptoms of COVID-19.

2.2

A Proxy Form, which may be used to make such appointment and give proxy instructions, accompanies this Notice and instructions for its use are shown on the Proxy Form. The appointment of a proxy does not preclude members from attending the 2022 AGM and voting if they so wish, however, if they do attend and vote at the 2022 AGM, any proxy appointment will be treated as revoked. A shareholder may only appoint a proxy by:

(a)	completing and returning the Proxy Form accompanying this Notice in accordance with the instructions contained therein; or

(b)	going to www.investorvote.com/FERG and following the instructions provided (see note 3).

2.3

The appointment of a proxy, and the original or duly certified copy of the power of attorney or other authority (if any) under which it is signed or authenticated, should be deposited with the Company’s Registrar, Computershare Trust Company N.A., Computershare Proxy Services, P.O. Box 43101, Providence Rhode Island 02940-5067, United States or received via the Investorvote service, in each case not later than 3 p.m. (U.K. time) on November 28, 2022 or 48 hours before the time appointed for holding any adjourned meeting. Shareholders based in the U.K. and Europe may return their Proxy Forms to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZY. If more than one proxy appointment is returned in respect of the same holding of shares, either by paper or by electronic communication (save as described in note 2.1 above), that proxy received last by the Company’s Registrar before the latest time for the receipt of proxies will take precedence.

2.4	To appoint more than one proxy, you may either photocopy the Proxy Form accompanying this document or contact the Company’s Registrar to request additional personalized forms.

2.5	Further instructions for appointing a proxy or proxies are contained in the explanatory notes to the Proxy Form accompanying this Notice.

25	Ferguson plc
Notice of Annual General Meeting November 2022

2022 AGM information (continued)

3.	Electronic proxy voting

Shareholders may register the appointment of their proxy voting directions electronically via the Investorvote service at www.investorvote.com/FERG, where full details of the procedure are given. Shareholders are advised to read the terms and conditions of use carefully and will need the Control Number set out on the Proxy Form. Electronic communication facilities are available to all shareholders and those who use them will not be disadvantaged. The Company will not accept any communication that is found to contain a computer virus.

4.	Beneficial owners (other than holders of Ferguson plc U.K. Depositary Interests (“DIs”))

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of the shares, and this Notice is being made available or forwarded to you by or on behalf of your broker, bank or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following the instructions for voting on the voting instruction form that will accompany this document. If you do not direct your broker, bank or other nominee on how to vote your shares by following the instructions on your voting instruction form, your shares will not be voted at the 2022 AGM.

If you wish to attend the 2022 AGM and/or vote at the 2022 AGM, you should obtain a legal proxy from your broker, bank or other nominee and present it to the Company’s Registrar at the 2022 AGM.

The Company has specified that only those beneficial owners holding shares as of November 16, 2022 (or, if the 2022 AGM is adjourned, on such other date as is communicated to beneficial owners) (the “Beneficial Owners Record Date”) shall be entitled to vote on the Resolutions in respect of such shares. For the avoidance of doubt, the Beneficial Owners Record Date shall not apply to shareholders who are registered in the Company’s register of members or who are holders of Ferguson plc U.K. DIs.

Paragraphs 2 and 3 above referring to the appointment of proxies relate to shareholders only.

5.	Holders of Ferguson plc U.K. DIs

Only those holders of Ferguson plc U.K. DIs (“U.K. DI Holders”) entered in the register of U.K. DI Holders of Ferguson plc as at 6 p.m. (U.K. time) on November 24, 2022 or, if the 2022 AGM is adjourned, in the register of U.K. DI Holders 96 hours before the time of any adjourned meeting, shall be entitled to provide voting instructions to Computershare Investor Services PLC (“Computershare U.K.”) in respect of the number of U.K. DIs registered in their name at that time. Changes to entries in the register of U.K. DI Holders after that time shall be disregarded in determining the rights of any U.K. DI Holders to provide voting instructions to Computershare U.K. in regard to the 2022 AGM.

You may direct Computershare U.K. to vote the ordinary shares underlying your U.K. DIs by:

(a)

completing a Form of Instruction accessible via the internet on Computershare U.K.’s website by visiting www.eproxyappointment.com. You will be asked to enter the Control Number, your Shareholder Reference Number and your unique PIN, which are detailed on the accompanying Form of Instruction. Alternatively, you can return your instruction to Computershare U.K. as set out in note 5b. Instructions must be validly returned and received by 3 p.m. (U.K. time) on November 24, 2022. Alternatively, U.K. DI Holders who wish to issue an instruction through the CREST electronic voting appointment service may do so by using the procedures described in the CREST manual (available from euroclear.com). CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting services provider(s), who will be able to take the appropriate action on their behalf.

In order for instructions made using the CREST service to be valid, the appropriate CREST message (a CREST Voting Instruction) must be properly authenticated in accordance with the specifications of Euroclear U.K. & Ireland Limited (“EUI”) and must contain the information required for such instructions, as described in the CREST manual. The message, regardless of whether it relates to the voting instruction or to an amendment to the instruction given to Computershare U.K., must, in order to be valid, be transmitted so as to be received by the Company’s agent (ID 3RA50) no later than 3 p.m. (U.K. time) on November 24, 2022. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the CREST Voting Instruction by the CREST applications host) from which the Company’s agent is able to retrieve the CREST Voting Instruction by enquiry to CREST in the manner prescribed by CREST. CREST members and, where applicable, their CREST sponsors or voting service providers should note that EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the transmission of CREST Voting Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that the CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a CREST Voting Instruction is transmitted by means of the CREST service by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. The Company may treat as invalid a CREST Voting Instruction in the circumstances set out in Article 34 of the Companies (Uncertificated Securities) (Jersey) Order 1999.

(b)

Completing and returning a Form of Instruction to Computershare U.K. using the enclosed reply-paid envelope or by posting it to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZY, United Kingdom. To be effective, all Forms of Instruction must be received by Computershare U.K. by 3 p.m. (U.K. time) on November 24, 2022. Computershare U.K., as your proxy, will then make arrangements to vote your underlying shares according to your instructions.

Should a U.K. DI Holder, or a representative of that U.K. DI Holder, wish to attend, speak and vote at the 2022 AGM, please inform Computershare U.K. at csnditeam@computershare.co.uk who will provide a Letter of Representation with respect to the relevant U.K. DI holding that will enable a U.K. DI Holder, or a representative of the U.K. DI Holder to attend, speak and vote the shares underlying those interests at the 2022 AGM on Computershare U.K.’s behalf. The completed Letter of Representation must be delivered to a Computershare U.K. representative on or before November 30, 2022, before the 2022 AGM commences at 3 p.m. (U.K. time).

6.	Corporate representatives

Any body corporate which is a member can appoint one or more corporate representatives who may exercise on its behalf all of its powers, provided that if two or more representatives purport to exercise any power (including any vote) in respect of the same shares:

(a)	if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

(b)	in other cases, the power is treated as not exercised.

Any such representative should bring to the 2022 AGM written evidence of their appointment, such as a certified copy of a board resolution of, or a letter from, the body corporate concerned confirming the appointment.

26	Ferguson plc
Notice of Annual General Meeting November 2022

2022 AGM information (continued)

7.	Nominated persons

Any person to whom this Notice is sent, who is not a shareholder but is a person nominated by a shareholder under Article 72 of the Articles to enjoy information rights (a “nominated person”), may, under an agreement between him/her and the shareholder by whom he/she was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the 2022 AGM. If a nominated person has no such proxy appointment right or does not wish to exercise it, he/she may, under any such agreement, have a right to give instructions to the shareholder as to the exercise of voting rights. The statement of the rights of shareholders in relation to the appointment of proxies in notes 2 and 3 does not apply to nominated persons. The rights described in these paragraphs can only be exercised by shareholders of the Company.

8.	Issued share capital and voting rights

As at October 6, 2022, (being the latest practicable date before the publication of this document), the Company’s issued share capital consisted of 232,171,182 ordinary shares with each ordinary share carrying one vote, except for any shares held in treasury.

The Company held 23,720,543 shares in treasury and therefore the total number of voting rights in the Company as at October 6, 2022 was 208,450,639.

9.	Inspection of documents

The following documents will be available for inspection on the Company’s website at www.fergusonplc.com from the date of this Notice until and including the date of the 2022 AGM. In addition, they will be available for physical inspection during normal business hours from the date of this Notice until the time of the 2022 AGM at each of the Company’s registered office (13 Castle Street, St Helier, Jersey, JE1 1ES, Channel Islands), the corporate headquarters of the Company (1020 Eskdale Road, Winnersh Triangle, Wokingham, RG41 5TS), and from 15 minutes before the 2022 AGM starts until it ends at the offices of Freshfields Bruckhaus Deringer LLP, 100 Bishopsgate, London, EC2P 2SR, United Kingdom:

(a)	a copy of the proposed rules of the NED Share Plan; and

(b)	a copy of the proposed New Articles and the Articles, marked to show the proposed changes.

10.	Shareholders’ statement

Shareholders should note that it is possible that, pursuant to requests made by shareholders of the Company under the Articles, the Company may be required to publish on a website a statement setting out:

(a)	any matter relating to the audit of the Company’s accounts (including the auditors’ report and the conduct of the audit) that are to be laid before the 2022 AGM; or

(b)	any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting of the Company at which annual accounts and reports were laid.

The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with such publication requirements. Where the Company is required to place a statement on a website under the Articles, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the 2022 AGM includes any statement that the Company has been required under the Articles to publish on a website.

11.	Questions at the 2022 AGM

All shareholders and their proxies have the right to ask questions at the 2022 AGM. The Company must cause to be answered any such question relating to the business being dealt with at the 2022 AGM but no such answer need be given if: (a) to do so would interfere unduly with the preparation of the 2022 AGM or involve the disclosure of confidential information; (b) the answer has already been given on a website in the form of an answer to a question; or (c) it is undesirable in the interests of the Company or the good order of the 2022 AGM that the question be answered. The Chairman of the AGM may also nominate a Company representative to answer a specific question after the 2022 AGM.

12.	Addresses

Addresses, including electronic addresses provided in this Notice, are provided solely for the purposes so specified. You may not use any electronic address provided in this Notice to communicate with the Company for any purpose other than those expressly stated herein.

13.	Website

Information regarding the 2022 AGM, including a copy of this Notice, the details of the total number of shares in issue and the total voting rights in the Company can be found on our website: www.fergusonplc.com.

14.	Cautionary note regarding forward-looking statements

Certain information included in this Notice is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, projected interest in and ownership of our ordinary shares by domestic U.S. investors, plans and objectives for future capabilities, governance structure and approach to executive compensation, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes, and other statements concerning the success of our business and strategies.

Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this communication are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to, the risks and uncertainties set forth in our Annual Report on Form 10-K for fiscal year 2022 filed with the SEC under the headings “Forward-Looking Statements and Risk Factor Summary” and “Risk Factors,” and in other documents we furnish to or file with the SEC in the future.

Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

27	Ferguson plc
Notice of Annual General Meeting November 2022

Electronic communications

We are encouraging our shareholders to receive their shareholder information by email and via our website. Not only is this a quicker way for you to receive information, it helps us be more sustainable by reducing paper and printing materials and lowering our postage costs.

Registering for electronic shareholder communications is straightforward and is done online via www.shareview.co.uk, a website provided by the Registrar.

Through www.shareview.co.uk you can:

•	set up electronic shareholder communication;

•	view your shareholdings;

•	update address details if you change address; and

•	arrange for your dividends to be paid directly into your bank account.

Please do not use any electronic address in this document to communicate with Ferguson plc for any purpose other than those expressly stated.

Ferguson plc

Registered Office	Corporate Headquarters	Registrar
13 Castle Street St Helier Jersey JE1 1ES Channel Islands	1020 Eskdale Road Winnersh Triangle Wokingham RG41 5TS United Kingdom	Computershare Trust Company N.A. 150 Royall St., Suite 101 Canton Massachusetts 02021 United States

Registration No. 128484 Jersey	Telephone +44 118 927 3800	Telephone (U.K.) 0370 703 6203

Registered in the U.K. as Ferguson Group Holdings, U.K. Establishment No. BR021199		Telephone (inside U.S. and Canada) +1 866 742 1064

Telephone (outside U.K., U.S. and Canada) +1 781 575 3023

www.fergusonplc.com